Exhibit 10.37

EXECUTION VERSION

SOLO CUP COMPANY,

as the Company and as a Borrower and Guarantor

SOLO CUP OPERATING CORPORATION,

and certain Restricted Subsidiaries of the Company,

as Borrowers and Guarantors

LOAN AGREEMENT

Dated as of July 2, 2009

$200,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent and Co-Collateral Agent,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Syndication Agent and Co-Collateral Agent

and

WELLS FARGO FOOTHILL, LLC,

as Co-Syndication Agent

BANC OF AMERICA SECURITIES LLC and

GE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC

GE CAPITAL MARKETS, INC. and WACHOVIA CAPITAL MARKETS, LLC,

as Joint Bookrunners

EXECUTION VERSION

Section 8. COLLATERAL ADMINISTRATION		57
8.1.	Borrowing Base Certificates	57
8.2.	Administration of Accounts	57
8.3.	Administration of Inventory	58
8.4.	[Reserved]	59
8.5.	Administration of Deposit Accounts	59
8.6.	General Provisions	59
Section 9. REPRESENTATIONS AND WARRANTIES		60
9.1.	General Representations and Warranties	60
9.2.	Complete Disclosure	65
Section 10. COVENANTS AND CONTINUING AGREEMENTS		65
10.1.	Affirmative Covenants	65
10.2.	Negative Covenants	69
10.3.	Financial Covenants	78
Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		78
11.1.	Events of Default	78
11.2.	Remedies upon Default	79
11.3.	Setoff	80
11.4.	Remedies Cumulative; No Waiver	80
Section 12. AGENT		80
12.1.	Appointment, Authority and Duties of Agent	80
12.2.	Agreements Regarding Collateral and Field Examination Reports	82
12.3.	Reliance By Agent	82
12.4.	Action Upon Default	82
12.5.	Ratable Sharing	83
12.6.	Indemnification of Agent Indemnitees	83
12.7.	Limitation on Responsibilities of Agent	83
12.8.	Successor Agent and Co-Agents	84
12.9.	Due Diligence and Non-Reliance	84
12.10.	Replacement of Certain Lenders	84
12.11.	Remittance of Payments and Collections	85
12.12.	Agent in its Individual Capacity	85
12.13.	Agent Titles	86
12.14.	No Third Party Beneficiaries	86
12.15.	Intercreditor Agreement	86
Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		86
13.1.	Successors and Assigns	86
13.2.	Participations	86
13.3.	Assignments	87
Section 14. GUARANTY		88
14.1.	Guaranty; Limitation of Liability	88
14.2.	Guaranty Absolute	88
14.3.	Waivers and Acknowledgments	90
14.4.	Subrogation	90
14.5.	Guaranty Supplements	91
14.6.	Subordination	91
14.7.	Continuing Guaranty; Assignments	92
Section 15. MISCELLANEOUS		92
15.1.	Consents, Amendments and Waivers	92
15.2.	Indemnity	93
15.3.	Notices and Communications	94
15.4.	Performance of Obligors’ Obligations	94
15.5.	Credit Inquiries	95

(ii)

15.6.	Severability	95
15.7.	Cumulative Effect; Conflict of Terms	95
15.8.	Counterparts	95
15.9.	Entire Agreement	95
15.10.	Relationship with Lenders	95
15.11.	No Advisory or Fiduciary Responsibility	95
15.12.	Confidentiality	96
15.13.	GOVERNING LAW	96
15.14.	Consent to Forum	96
15.15.	Waivers by Obligors	97
15.16.	Patriot Act Notice	97
15.17.	Process Agent	97

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Note
Exhibit B	Intercreditor Agreement
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Security Agreement
Exhibit F	Intellectual Property Security Agreement
Exhibit G	Guaranty Supplement
Exhibit H	Borrowing Base Certificate
Exhibit I	Compliance Certificate
Exhibit J	Lien Waiver
Exhibit K	Closing Checklist
Exhibit L	Form of Mortgage
Exhibit M	Form of Deposit Account Control Agreement
Exhibit N	Notice of Borrowing
Exhibit O	Notice of Conversion/Continuation
Exhibit P	UK Debenture

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Additional Borrowers
Schedule 1.3	Subsidiary Guarantors
Schedule 1.4	Foreign Subsidiaries
Schedule 1.5	Existing Letters of Credit
Schedule 1.6	Mortgaged Property
Schedule 1.7	Agent’s Office
Schedule 1.8	Designated Real Property
Schedule 1.9	Endorsements
Schedule 1.10	Title Policies
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Intellectual Property Claims
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	ERISA

(iii)

Schedule 9.1.20	Labor Contracts
Schedule 9.1.23	Surviving Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.7	Existing Loans and Advances
Schedule 10.2.16	Transactions with Affiliates

(iv)

EXECUTION VERSION

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of July 2, 2009, among SOLO CUP COMPANY, a Delaware corporation (the “Company”), SOLO CUP OPERATING CORPORATION, a Delaware corporation (“SCOC” and, together with the Company and each Restricted Subsidiary (other than any Foreign Subsidiary) that is listed on Schedule 1.2, as the same may be amended from time to time pursuant to Section 15.1.1(g), the “Borrowers”), the Subsidiary Guarantors (as hereinafter defined), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as a co-collateral agent (in such capacity, a “Co-Collateral Agent”) and as administrative agent for the Lenders (in such capacity and, together with any successor in such capacity, the “Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as a co-collateral agent for the Lenders (together with the other Co-Collateral Agent, the “Collateral Agents”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers, and Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

ABL Collateral: any “ABL First Lien Collateral” as defined in the Intercreditor Agreement as in effect as of the date hereof.

Accounting Change: any change in GAAP or any other change in accounting principles required by the promulgation of any rule, regulation, pronouncement, interpretation or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or any other regulatory body having jurisdiction.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Additional Guarantor: as defined in Section 14.5.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings. Notwithstanding the foregoing, except for purposes of Sections 10.2.16 and 14.7, Persons controlled by or under common control with a Co-Investor that are engaged solely in businesses unrelated to the business of the Company and its Subsidiaries shall be deemed not to be Affiliates of the Company and its Subsidiaries hereunder.

Agent Indemnitees: Agent, Collateral Agents and their respective officers, directors, employees, Affiliates, agents and attorneys-in-fact.

Agent Professionals: attorneys, accountants, appraisers, auditors, environmental engineers or consultants retained by Agent or any Collateral Agent and, at any time an Event of Default has occurred and is continuing, business valuation experts, turnaround consultants and other professionals and experts retained by Agent or any Collateral Agent, as the case may be.

Agent’s Office: Agent’s address and, as appropriate, account as set forth on Schedule 1.7, or such other address or account as Agent may from time to time notify to Borrowers and Lenders.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: (a) from the Closing Date through the first anniversary of the Closing Date, 3.00% per annum for Base Rate Loans and 4.00% per annum for LIBOR Loans and (b) for each fiscal quarter thereafter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Level	Average Excess Availability	Base Rate Loans	LIBOR Loans
I	< $50,000,000	3.25%	4.25%
II	≥ $50,000,000 but < $100,000,000	3.00%	4.00%
III	≥ $100,000,000	2.75%	3.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Agent based on the Borrowing Base Certificates delivered from time to time pursuant to Section 8.1 and, with respect to Availability Reserve and outstanding Loans and LC Obligations, the Agent’s records. If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrower are not received by both Collateral Agents by the date required pursuant to Section 8.1, then the Applicable Margin shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level I until such time as such Borrowing Base Certificates and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 3.4(b).

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a direct or indirect sale, lease, license, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee (and, to the extent required by the definition of “Eligible Assignee”, consented to by the Borrower Agent), in substantially the form of Exhibit C or otherwise in form and substance reasonably satisfactory to Agent.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) all accrued Royalties, whether or not then due and payable by a Borrower; (e) the aggregate amount of liabilities secured by Liens upon ABL Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Dilution Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as either of the Collateral Agents in its Credit Judgment may elect to impose from time to time after consultation with the Borrower Agent. Anything contained herein to the contrary notwithstanding, if either or both of the Collateral Agents determines to establish or increase any Availability Reserve, such Availability Reserve shall be so established or increased, as the case may be.

Average Excess Availability: for any period, the average amount of Excess Availability for each day during such period.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys-in-fact.

Bank Product: any of the following products, services or facilities extended to any Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Hedging Agreements and products (which for the avoidance of doubt include confirmations) under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) lock-box leases and other banking products or services as may be requested by any Borrower or Restricted Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve from time to time, and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time; provided, further, however, that notwithstanding the foregoing, the Hedging Agreements set forth under Schedule 9.1.23 entered into with Bank of America, N.A. and the products thereunder (including those products transferred, assigned or novated to Bank of America, N.A.) shall constitute Bank Product.

Bank Product Debt: Debt and other obligations of any Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by the Collateral Agents from time to time in their Credit Judgment in respect of Bank Product Debt; provided that no reserve shall be established for any Bank Product Debt to the extent the obligations of the Obligors with respect to such Bank Product Debt are pre-funded or Cash Collateralized.

Bankruptcy Code: Title 11 of the United States Code.

Bankruptcy Law: the Bankruptcy Code or any similar foreign, federal or state law for the relief of debtors.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR for a 30-day interest period, as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Beneficial Owner: as defined in Rule 13d 3 and Rule 13d 5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” or “Beneficially Owned” shall have a corresponding meaning.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided that “Borrowed Money” shall not include trade payables and expenses owing in the ordinary course of business and amounts owing under commercial and merchant card service programs to the extent such amounts are directly or indirectly for the payment of trade payables incurred in the ordinary course of business.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the sum of the Accounts Formula Amount based on the then most recently delivered Borrowing Base Certificate, plus the Inventory Formula Amount based on the then most recently delivered Borrowing Base Certificate, minus the Availability Reserve in effect on such date; provided that no Availability Reserve not in effect on the Closing Date shall be established, maintained or increased except in the Collateral Agents’ Credit Judgment after consultation with the Borrower Agent.

Borrowing Base Certificate: a certificate, in the form of Exhibit H or otherwise in form and substance reasonably satisfactory to each Collateral Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all expenditures made by a Borrower or Restricted Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, which would be required to be capitalized in accordance with GAAP, including the principal portion of Capital Leases; provided that “Capital Expenditures” shall not include, to the extent otherwise included therein, (i) expenditures made to acquire or repair fixed assets to the extent that such expenditures do not exceed the amount of insurance proceeds received in respect of the loss, damage or destruction of the same or similar fixed assets, (ii) non-cash expenditures made to acquire fixed assets in a Like-Kind Exchange to the extent that such expenditures represent the value of fixed assets transferred by such Borrower or Restricted Subsidiary in such Like-Kind Exchange, (iii) expenditures made with (A) the proceeds of Debt, other than the proceeds of the Loans or short-term borrowings, or (B) the proceeds of any issuance of Equity Interests of the Company to a Person other than a Restricted Subsidiary of the Company or (iv) expenditures made in a Permitted Acquisition of assets constituting a line of business or a business division of another Person.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Period: (a) the period commencing on the day that Excess Availability is less than the greater of (i) $15,000,000 and (ii) 15% of the lesser of (A) the Borrowing Base and (B) the aggregate amount of Commitments; and (b) continuing until the date when Excess Availability has been equal to or greater than the greater of (i) $15,000,000 and (ii) 15% of the lesser of (A) the Borrowing Base and (B) the aggregate amount of Commitments for 45 consecutive days and (b) any period during which an Event of Default shall have occurred and be continuing.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months of the date of acquisition and having a rating of at least A- from S&P or the equivalent thereof from Moody’s; (c) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof or any OECD country, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (d) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c); (e) Dollar denominated floating rate notes and foreign currency denominated floating rate notes, in each case maturing within 12 months of the date of acquisition and having a rating of at least A- from S&P or the equivalent thereof from Moody’s; (f) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (g) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $1,000,000,000 and has a rating of at least A- from S&P or the equivalent thereof from Moody’s.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Restricted Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“CFC”: a Person that is a controlled foreign corporation under Section 957 of the Code.

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: an event or series of events by which:

(a) prior to a Qualified IPO, the Principal Shareholders and the Co-Investors shall together cease to own and control legally and beneficially, either directly or indirectly, equity securities in the Company representing 51% or more of the combined voting power of all of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account (i) all such equity securities that any Principal Shareholder or any Co-Investor has the right to acquire (whether or not such right is exercisable immediately or only after the passage of time) and (ii) any and all securities that are convertible into such equity securities); or

(b) after a Qualified IPO, (i) the Principal Shareholders and the Co-Investors shall together cease to own and control legally and beneficially, either directly or indirectly, equity securities in the Company representing 30% or more of the combined voting power of all of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account (A) all such equity securities that any Principal Shareholder or any Co-Investor has the right to acquire (whether or not such right is exercisable immediately or only after the passage of time) and (B) any and all securities that are convertible into such equity securities); or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more of the Principal Shareholders and the Co-Investors, shall own, directly or indirectly, more than the Principal Shareholders and the Co-Investors together shall own, on a fully diluted basis, of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company.

(c) during any period of 12 consecutive months commencing on the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d) any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or

(e) the Company shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in SCOC; or

(f) any “Change of Control” (or any similar term) as set forth in the Existing Senior Subordinated Notes Indenture, the Existing Senior Secured Notes Indenture or in any other agreement evidencing Debt for borrowed money in an amount in excess of the Threshold Amount shall have occurred.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto; provided that with respect to any Indemnitee, “Claims” shall not include liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind to the extent that such liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Closing Date: as defined in Section 6.1.

Co-Investors: collectively, (a) Vestar Capital Partners IV, L.P., a Delaware limited partnership, (b) Vestar Cup Investment, LLC, a Delaware limited liability company, (c) Vestar Cup Investment II, LLC, a Delaware limited liability company, (d) any investment fund under common control or management with any of the Persons referred to in the immediately preceding clauses (a), (b) and (c), (e) any controlling stockholder, general partner or controlling member of any of the Persons referred to in the immediately preceding clauses (a), (b) and (c) and (f) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons who are Beneficial Owners of an 80% or more interest of which consist of any of the Persons referred to in the immediately preceding clauses (a), (b), (c), (d) and (e).

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, or as increased pursuant to a Commitment Increase. “Commitments” means the aggregate amount of such commitments of all Lenders.

Commitment Increase: as defined in Section 2.3.1.

Commitment Increase Lender: as defined in Section 2.3.1.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in substantially the form of Exhibit I or otherwise in form and substance reasonably satisfactory to Agent and covering the same matters as set forth in Exhibit I.

Consolidated Interest Charges: for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, all interest expenses of the Company and its Restricted Subsidiaries calculated in accordance with GAAP, including (a) all interest expense, premium payments, debt discount, fees, charges and related expenses of the Company and its Restricted Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of property acquired or services rendered, in each case to the extent treated as interest expense in accordance with GAAP, (b) the portion of rent expense of the Company and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest expense in accordance with GAAP and (c) the net amount, if any, owing by the Company and its Restricted Subsidiaries under Hedging Agreements (including amortization of discounts and excluding any termination payments), excluding, to the extent otherwise included in the interest expenses of the Company and its Restricted Subsidiaries as calculated above, any fees, expenses or charges relating to the preparation, negotiation and delivery of, and the closing of the financing transactions contemplated by, the Loan Documents and the Existing Senior Secured Notes.

Consolidated Net Income: for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, the net income of the Company and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under (a) any guaranty (whether secured or unsecured, and including the provision of security for the payment or performance of the primary obligations) or (b) any arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, or (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Judgment: the judgment of either or both of the Collateral Agents exercised in good faith and in accordance with their regular business practices and policies (as in effect from time to time) applicable to asset based loans and taking into account market conditions, based upon their consideration of any factor that they believe (a) could adversely affect the value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) could cause or could reasonably be expected to result in any Borrowing Base Certificate, collateral report or related financial information delivered by any Obligor being incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, each Collateral Agent may consider any factor that it believes increases or could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Contingent Obligations of such Person of Debt of others, (g) all obligations under any Capital Leases of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party or guarantor in respect of letters of credit or in respect of letters of guaranty issued by a bank or any other financial institution, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or any Hedging Agreement, (j) all obligations under any liquidated earn-out but only after such obligation is required to be included on the balance sheet of such Person in accordance with GAAP and only if not paid when due and (k) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests; provided that, notwithstanding any clause of this definition above, “Debt” shall not include trade payables and expenses owing in the ordinary course of business and amounts owing under commercial and merchant card service programs to the extent such amounts are directly or indirectly for the payment of trade payables incurred in the ordinary course of business. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation that is not paid when due (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto. In the case of any Obligation that does not otherwise bear interest at a specified rate, the Default Rate shall mean the Default Rate applicable to Base Rate Loans.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties.

Dilution Percent: the percent, determined for Borrowers’ most recently ended period of twelve fiscal months after any completed field examination or audit, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve in amounts established by either or both of the Collateral Agents from time to time in their Credit Judgment to reflect that the Dilution Percent is greater than five percent (5%) based on field examination.

Disqualified Equity Interests: any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) contains any repurchase obligation which may come into effect, or is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the six-month anniversary of the Revolver Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interest solely because the holders thereof have the right to require the issuers to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale (other than an asset sale of any ABL Collateral) shall not constitute Disqualified Equity Interest if the terms of such Equity Interest provide that the issuers may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.4. The term “Disqualified Equity Interest” shall also include any options, warrants or other rights that are convertible into Disqualified Equity Interest or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the Revolver Termination Date.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by a Borrower at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control during a Cash Dominion Period for withdrawal purposes.

EBITDA: for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) all non-cash impairment charges (to the extent not captured in amortization) for such period, (v) all underfunded pension expenses to the extent constituting non-cash charges for such period, (vi) other non-recurring expenses of the Company and its Restricted Subsidiaries which do not represent a cash item in such period or any future period, (vii) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Company and its Restricted Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (viii) all non-cash expenses attributable to minority interests in Restricted Subsidiaries, (ix) all other non-cash charges, (x) non-cash losses from foreign currency translations, (xi) fees, expenses or charges relating to the preparation, negotiation and delivery of, and the closing of the financing transactions contemplated by, the Loan Documents and the Existing Senior Secured Notes, and (xii) expenses in respect of restructuring, closing or relocating of plants and offices in an aggregate amount not to exceed $15,000,000 in any rolling 12-month period; and minus (b) (i) non-cash gains from foreign currency translations to the extent included in calculating such Consolidated Net Income for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided that EBITDA shall exclude the income of (A) any Person in which any other Person (other than the Company or a wholly-owned Restricted Subsidiary of the Company) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or a wholly-owned Restricted Subsidiary of the Company by such Person during such period and (B) any Person the ability of which to make Distributions is restricted by any Restrictive Agreement described in Section 10.2.14(e), except to the extent of the amount of dividends or other distributions actually paid to the Company (or to a wholly-owned Restricted Subsidiary not subject to any such Restrictive Agreement) by such Person during such period. “EBITDA” shall be calculated on a pro forma basis to give effect to any Permitted Acquisition or any Permitted Asset Disposition of the Equity Interests in any Person or any business unit, line of business or business division of any Person consummated at any time on or after the first day of the most recently ended period of twelve fiscal months as if such Permitted Acquisition or Permitted Asset Disposition had been effected on the first day of such period; provided that, in the case of any such Permitted Acquisition of any Person or business effected on or after the Closing Date,

Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to Agent, of such Person or business (or if the acquisition is of a business unit, line of business or division of a larger business, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to Agent, of such larger business, so long as the individual activities of the acquired business are clearly reflected in such financial statements, together with a certificate from a financial officer of the Company certifying that the Company has reviewed the historical financial statements of the business unit, line of business or division and that to the best knowledge of the Company they reflect proper divisional accounting in relation to the larger business), reasonably satisfactory to Agent in all respects, confirming such historical results.

Eligible Account: an Account owing to a Borrower that arises in the ordinary course of business from the sale of goods or services, is payable in Dollars and is not required to be treated as ineligible in accordance with the following sentence. No Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) (i) it does not arise out of a completed, bona fide sale and delivery of goods in the ordinary course of business, substantially in accordance with any purchase order, contract or other document relating thereto, or is not a valid, binding and enforceable obligation of the applicable Account Debtor, (ii) it is not for a sum certain, maturing as stated in the invoice covering such sale or a copy of which invoice has not been furnished or is not available to Collateral Agents on request, (iii) to the knowledge of any Obligor, any purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent, (iv) the applicable Borrower is not the sole payee or remittance party thereof shown on the invoice, (v) the applicable Borrower has knowledge that (A) there are facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account, (B) the Account Debtor did not have the capacity to contract when the Account arose, or does not continue to meet the Borrower’s customary credit standards, or has failed, or suspended or ceased doing business, or (C) there are proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition, or (vi) any extension, compromise, settlement, modification, credit, deduction or return has been made or authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Collateral Agents hereunder; (e) it is owing by a creditor or supplier or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but whether or not owing by a creditor or supplier, ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or to the knowledge of any Obligor, is not Solvent, or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, provided that in the case of any Account Debtor that is a debtor in a case under the Bankruptcy Code or other Bankruptcy Law, post-petition Accounts that are not ineligible pursuant to another clause in this definition may be treated as Eligible Accounts if each Collateral Agent in its discretion so agrees; (g) the Account is invoiced to a location outside the United States or Canada or, unless each Collateral Agent otherwise consents, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada; (h) it is owing by a Government Authority, unless (A) the Account Debtor is the United States or any department, agency or instrumentality thereof and (B) the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than a Permitted Lien described in Section 10.2.2(c), (d), (f), (g), (k), (o), (s) or (u) that is junior in priority to the Agent’s Lien to secure the Obligations); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond 90 days from the original invoice date, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; provided that if each Collateral Agent agrees to do so, Collateral Agents may include as Eligible Accounts any Account owing from a consignee to a Borrower (as consignor) arising from the sale of consigned Inventory by such consignee; (n) it represents a progress billing or retainage; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Agent and Borrower Agent shall not be unreasonably withheld or delayed, and in the case of Borrower Agent shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person approved by Agent (which approval shall not be unreasonably withheld, conditioned or delayed); provided that unless a Default under, or an Event of Default under, Section 11.1(a) or (i) or (solely with respect to a default under the Existing Senior Secured Notes or Existing Senior Secured Notes Indenture) (g) shall have occurred and be continuing, Eligible Assignees shall not include CLOs, hedge funds and other alternative investment vehicles.

Eligible In-Transit Inventory: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States, and that is not required to be treated as ineligible in accordance with the following sentence. No Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Collateral Agents shall approve; (b) is fully insured in a manner reasonably satisfactory to each Collateral Agent; (c) has been identified to the applicable sales contract and title has passed to the Borrower; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (e) is subject to purchase orders and other sale documentation reasonably satisfactory to each Collateral Agent; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a Borrower that is not required to be treated as ineligible in accordance with the following sentence. Unless both Collateral Agents otherwise agree, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets in all material respects all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein relating to Inventory; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien described in Section 10.2.2(c), (d), (f), (g), (k), (o) or (s) that is junior in priority to the Agent’s Lien to secure the Obligations); (h) is within the continental United States or Canada (other than the Province of Quebec), is not in transit except between locations of Borrowers or is in transit from a foreign location and is Eligible In-Transit Inventory, and unless both Collateral Agents otherwise agree, is not consigned to any Person; (i) except for Inventory that is in transit from a foreign location and is Eligible In-Transit Inventory, is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License that requires the consent of any Person before the Borrower or Guarantor may dispose of such Inventory or any other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Collateral Agents have received an appropriate Lien Waiver; provided that a requirement that the Borrower, Guarantor or Agent pay customary royalty or similar payments on a sale shall not be deemed a restriction for purposes of this clause; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established (unless such requirements are waived by both Collateral Agents); and (l) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including permits), relating to pollution or protection of human health or the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excess Availability: (a) the lesser of the Borrowing Base and the aggregate amount of Commitments minus (b) the principal balance of all Loans and LC Obligations.

Excluded Assets: each of the following:

(a) all interests in Real Property other than fee interests and other interests appurtenant thereto;

(b) fee interests in Real Property if the greater of the cost or the book value of such fee interest is less than $1,000,000;

(c) any property or asset to the extent that the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(d) any lease, license, contract, property right or agreement to which any Obligor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(e) any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

(f) cash or Cash Equivalents (or deposit or securities accounts that solely contain such cash or Cash Equivalents) (i) securing reimbursement obligations under letters of credit or surety bonds (other than, in the case of ABL Collateral, reimbursement obligations in respect of letters of credit constituting Obligations), (ii) solely consisting of earnest money deposits made or received in connection with any disposition of property or assets or in connection with any investment or (iii) securing Hedging Obligations (as defined in the Intercreditor Agreement), in each case to the extent permitted under the Loan Documents, the Existing Senior Secured Notes Indenture and all other Secured Documents (as defined in the Intercreditor Agreement);

(g) assets or property subject to purchase money liens or capital leases permitted to be incurred under the Loan Documents, the Existing Senior Secured Notes Indenture and all other Secured Documents (as defined in the Intercreditor Agreement), to the extent a Lien on such assets or property is not permitted, under the terms of the documents governing such purchase money liens, purchase money indebtedness or capital leases, to be created to secure any Obligations or other Secured Debt Obligations (as defined in the Intercreditor Agreement);

(h) all securities of any of the “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act) of the Company or SCOC;

(i) Equity Interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such Equity Interests is prohibited by the documents governing such joint venture; and

(j) the Excluded Real Property.

Excluded Real Property: (a) the Real Property located at 1951 Highway 304, Belen, New Mexico, the real property located at 177 Florence Street, Leominster, Massachusetts, and the Real Property located at 1900 S. Clark Road, Havre de Grace, Maryland, in each case, including all fixtures and improvements located thereon; and

(b) the Real Property located at 3333 East 87th Street, Chicago, Illinois (formerly known as the USX South Works site), including all fixtures and improvements located thereon.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or as a result of any connection between Agent or a Lender and any jurisdiction (other than a connection that would not have arisen but for and solely as a result of Agent or Lender having executed the Loan Documents or exercised its rights thereunder) or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; and (c) any United States withholding tax that is (i) in effect under laws in force at the time such Person becomes a party to a Loan Document (or designates a new Lending Office) or otherwise acquires an interest hereunder, or (ii) attributable to such Person’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax.

Existing Canadian Credit Agreement: the Credit Agreement dated September 24, 2004 between Solo Cup Canada Inc. and GE Canada Finance Holding Company.

Existing Senior Secured Notes: (a) the Senior Secured Notes due November 1, 2013 issued pursuant to the Existing Senior Secured Notes Indenture and (b) any exchange notes issued in exchange for such Senior Secured Notes pursuant to an Exchange Offer Registration Statement filed with the SEC, which exchange notes are identical in all respects to such Senior Secured Notes, except that such exchange notes will not contain specified transfer restrictions and will be registered under the Securities Act.

Existing Senior Secured Notes Indenture: the Indenture dated as of July 2, 2009 among the Company, SCOS, the other guarantors named therein and U.S. Bank national Association, as trustee.

Existing Senior Subordinated Notes: the 8.5% Senior Subordinated Notes due February 15, 2014 issued pursuant to the Existing Senior Secured Notes Indenture.

Existing Senior Subordinated Notes Indenture: the Indenture dated as of February 27, 2004 among the Company, certain guarantors named therein and U.S. Bank National Association, as trustee.

Extraordinary Expenses: all costs, expenses or advances that Agent, a Collateral Agent or Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Collateral Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent, any Collateral Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement dated as of June 19, 2009 among Bank of America, Banc of America Securities LLC, GE Capital, GE Capital Markets, Inc., Wachovia Capital Markets, LLC, Wells Fargo Foothill, LLC, Goldman Sachs Lending Partners LLC and the Company.

Fiscal Quarter: each period of thirteen weeks (or fourteen weeks for the last Fiscal Quarter of any Fiscal Year consisting of a 53-week period), commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Company and its Restricted Subsidiaries for accounting and tax purposes, consisting of the 52-week or 53-week period ending on the last Sunday in December of each year.

Fixed Charge Coverage Ratio: at any time, the ratio, determined on a consolidated basis for the Company and its Restricted Subsidiaries for the most recently ended period of twelve fiscal months, of (a) EBITDA for such period minus Capital Expenditures made and cash taxes paid, in each case during such period, to (b) Fixed Charges for such period.

Fixed Charges: for any period, the sum of (a) Consolidated Interest Charges to the extent paid in cash during such period (net of cash interest income), plus (b) scheduled principal payments made in cash on Borrowed Money during such period, plus (c) Distributions made in cash during such period.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender, Issuing Bank, Agent or Collateral Agent that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Restricted Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Restricted Subsidiary.

Foreign Subsidiary: a Subsidiary that is (a) listed on Schedule 1.4 or (b) a CFC.

Full Payment: with respect to any Obligations (excluding unasserted contingent obligations but including contingent reimbursement obligations in respect of Letters of Credit), (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC

Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guaranteed Obligations: as defined in Section 14.1.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: the Company and the Subsidiary Guarantors.

Guaranty: the guaranty set forth in Section 14, the guaranty executed by Solo Cup Owings Mills Holdings in favor of Agent and each other guaranty agreement executed by a Guarantor in favor of Agent.

Guaranty Supplement: as defined in Section 14.5.

Hedging Agreement: one or more of the following agreements to which the Company or any of its Restricted Subsidiaries is a party:

(a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(c) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

Holdings: Solo Cup Investment Corporation, a Delaware corporation.

Incremental Amendment: as defined in Section 2.3.1.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors; or (d) any UK Insolvency Proceeding.

Intellectual Property: all intellectual Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, confidential and proprietary information, including know-how and trade secrets, software and databases, and all rights therein, all embodiments or fixations thereof and all applications and/or registrations or other rights to use any of the foregoing.

Intellectual Property Security Agreement: the Security Agreement dated as of the date hereof in substantially the form of Exhibit F or otherwise in form and substance reasonably satisfactory to Agent.

Intellectual Property Claim: any claim or assertion (whether in writing or by suit) that a Borrower’s or Restricted Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: as defined in Section 12.15.

Interest Payment Date: (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the lower of (a) 65% of the Value of Eligible Inventory and (b) 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve: reserves established by the Collateral Agents in their Credit Judgment after consultation with the Borrower Agent to reflect factors that the Collateral Agents believe could reasonably be expected to negatively impact the Value of Inventory.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IP Security Agreement Supplement: as defined in the Security Agreement.

IRS: the United States Internal Revenue Service.

Issuing Bank: each of (a) Bank of America or an Affiliate of Bank of America and (b) Wells Fargo Foothill, LLC or an Affiliate thereof, in each case as issuer of a Letter of Credit hereunder.

Issuing Bank Indemnitees: each Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys-in-fact.

Joint Lead Arrangers: Banc of America Securities LLC and GE Capital Markets, Inc. in their capacities as Joint Lead Arrangers.

LC Application: an application by Borrower Agent to any Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, Excess Availability exceeds zero, total LC Obligations do not exceed the Letter of Credit Subline and no Overadvance exists; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) unless otherwise agreed by the applicable Issuing Bank in its sole discretion (and subject to such additional conditions as may be required by such Issuing Bank in connection therewith), at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and the applicable Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to any Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to an Issuing Bank, in form reasonably satisfactory to Agent and such Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents, members and attorneys-in-fact.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by any Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or any Issuing Bank for the benefit of a Borrower. Notwithstanding anything to the contrary contained herein, effective as of the Closing Date, the letters of credit issued under the credit agreement dated as of February 27, 2004 among the Company, Holdings, Bank of America, as administrative agent, and the other lenders and agents party thereto, as set forth on Schedule 1.5, shall be deemed to be Letters of Credit issued hereunder for all purposes and shall be maintained under and governed by the terms and conditions of this Agreement.

Letter of Credit Subline: $40,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market; provided that in the case of any Interest Period of 30 days or 60 days, LIBOR shall be the higher foregoing rate for terms of (x) 30 days or 60 days, as applicable and (y) 90 days; provided further that if the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: a Loan that bears interest based on LIBOR.

License: any agreement to which an Obligor is a party and under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, hypothecation or security interest in or on such Property securing an obligation owed to, or claim by, a Person, any leasehold or other interest in such Property and any option or other right to acquire any interest therein, and any easement, right-of-way or other encumbrance on title to Real Property, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property.

Lien Waiver: an agreement, in substantially the form of Exhibit J or otherwise in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral during certain time periods as may be agreed upon by Agent and such lessor; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Like-Kind Exchange: if gain or loss would not be recognized under Section 1031 of the Code, any exchange of Property (other than Accounts, Inventory, cash and cash equivalents) for like Property.

Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, liabilities or financial condition of the Obligors taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any material portion of the ABL Collateral; (b) impairs the ability of the Obligors, taken as a whole, to perform any payment obligations or other material obligations under the Loan Documents; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the ABL Collateral; provided that for purposes of representations and warranties made as of the Closing Date, “Material Adverse Effect” shall not include any state of facts, event, change or effect caused by events, changes or developments arising from changes in GAAP or from any changes in the market in which the Borrowers operate which do not disproportionately affect any of the Borrowers; provided further that the limitations on remedies in the Intercreditor Agreement shall be deemed not to impair any rights of Agent or any Lender for purposes of this definition.

Material Contract: any agreement or arrangement to which a Borrower or Restricted Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, Liens (subject to the Liens securing the Existing Senior Secured Notes and the Intercreditor Agreement) upon the Mortgaged Property owned by such Obligor, as security for the Obligations, and which shall be substantially in the form of Exhibit L or otherwise in form and substance reasonably satisfactory to Agent and shall also include such provisions as shall be necessary to conform such document to, or as are customary under, applicable local law.

Mortgaged Property: each parcel of Real Property owned in fee by an Obligor and either described on Schedule 1.6 or required to be mortgaged to Agent, for the benefit of Secured Parties, pursuant to Section 7.1.2.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Restricted Subsidiary in cash from such disposition, net of (a) reasonable costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) all taxes paid (or reasonably and in good faith estimated to be payable), including any withholding taxes imposed on the repatriation of proceeds; and (d) reserves for indemnities and any other contingent liabilities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Collateral Agents.

Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender, or any other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in the form of Exhibit N or otherwise in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in the form of Exhibit O or otherwise in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower and each Guarantor.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note, LC Document, Fee Letter, Lien Waiver, Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate or other instrument or agreement (other than this Agreement or the Security Documents) now or hereafter delivered or required to be executed and delivered by an Obligor to Agent, a Collateral Agent or a Lender in connection with any transactions relating hereto; provided that “Other Agreement” shall not include any agreement relating to Bank Product Debt or any Hedging Agreement except the deposit account control agreements and securities account control agreements required by Section 8 and except that “Other Agreement” shall include agreements relating to Bank Products solely when such term or the term “Loan Document” or “Loan Documents” is used in the Guaranty and any Security Document.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, excluding however, such Taxes imposed as a result of an assignment, grant of a participation or other transfer.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisitions: the purchase or other acquisition of all (other than qualifying shares required by law to be issued to directors in the case of Persons organized in foreign jurisdictions) of the Equity Interests in any Person that, upon the consummation thereof, will be wholly (other than with respect to qualifying shares required by law to be issued to directors in the case of Persons organized in foreign jurisdictions) owned directly by the Company or one or more of its wholly-owned Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Company or one or more of its wholly-owned Restricted Subsidiaries of (x) all or substantially all of the property and assets of any Person or (y) assets constituting a business unit, line of business or division of any Person; provided that, with respect to each purchase or other acquisition made pursuant hereto:

(a) the Obligors and any such newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 7.1.2;

(b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Company and its Restricted Subsidiaries or any similar, related, ancillary or complementary businesses or reasonable extensions or expansions thereof, or businesses that provide services and/or supply products in connection with a line of business in which any of the Borrowers or any of their Restricted Subsidiaries is engaged;

(c) such purchase or other acquisition shall not result in a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of the Company, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Company);

(d) either: (i) immediately after giving effect to any Investment made in such purchase or acquisition, (A) on a pro forma basis, the Fixed Charge Coverage Ratio at such time shall be at least 1.0 to 1.0, and (B) each of the pro forma Average Excess Availability for the 30 day period prior to any such Investment and the projected pro forma Average Excess Availability as determined in good faith by the Company (as certified by a Senior Officer of the Company) for the 30 day period following any such Investment shall be at least 20% of the lesser of (I) the Borrowing Base and (II) the aggregate amount of Commitments; or (ii) immediately after giving effect to any Investment made in such purchase or acquisition, each of the pro forma Average Excess Availability for the 30 day period prior to any such Investment and the projected pro forma Average Excess Availability as determined in good faith by the Company (as certified by a Senior Officer of the Company) for the 30 day period following any such Investment shall be at least 40% of the lesser of (I) the Borrowing Base and (II) the aggregate amount of Commitments;

(e) such purchase or other acquisition is consensual;

(f) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(g) the Company shall have delivered to the Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Senior Officer, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(h) none of the Accounts or Inventory so purchased or otherwise acquired shall be included in the calculation of the Borrowing Base until Collateral Agents have conducted satisfactory appraisals, field audits and examinations, the Person owning such Accounts or Inventory shall have become a Borrower and all requirements otherwise applicable under this Agreement to such inclusion shall have been satisfied.

Permitted Asset Disposition: (a) a Permitted Ordinary Accounts/Inventory Disposition or (b) an Asset Disposition that is (i) a sale, lease, sublease, license, sublicense, transfer or other disposition (individually and collectively for purposes of this definition, a “Disposition”) of Equipment or other Property (other than ABL Collateral) (A) in the ordinary course of business or (B) to any Foreign Subsidiary, Unrestricted Subsidiary or joint venture for fair market value on an arm’s-length basis during any Fiscal Year, the consideration for which consists of at least 90% cash or Cash Equivalents and, when combined with the consideration received in respect of the other sales, transfers or other dispositions under this clause (i)(B) during such Fiscal Year, does not exceed $10,000,000; (ii) a Disposition of Investments received by the Company or any Restricted Subsidiary of the Company in connection with (A) the bankruptcy or reorganization of suppliers or customers of the Company or such Restricted Subsidiary or (B) in settlement of delinquent obligations of, or other disputes with, customers and suppliers of the Company or such Restricted Subsidiary arising in the ordinary course of business; (iii) a Disposition of Equipment or other Property (other than ABL Collateral) that is obsolete, damaged, worn out, unmerchantable, surplus or otherwise unsalable or unsuitable for use in the ordinary course of business; (iv) a termination of a lease, sublease, license or sublicense of real or personal Property that is not reasonably necessary for the ordinary course of business of the Company and its Restricted Subsidiaries and the termination of which could not reasonably be expected to have a Material Adverse Effect; (v) a lease, sublease, license or sublicense of real or personal Property (other than ABL Collateral) in the ordinary course of business, provided that if any such Property constitutes Collateral, such lease, sublease, license or sublicense is subordinate to the Liens thereon created under the Security Documents; (vi) the granting or other imposition of a Permitted Lien on real or personal Property; (vii) a Disposition of Property by an Obligor to another Obligor; (viii) a Disposition of Property by a Restricted Subsidiary that is not an Obligor to another Restricted Subsidiary; (ix) any issuance of Equity Interests by an Obligor to another Obligor or the issuance of common Equity Interests by the Company to Holdings or pursuant to a Qualified IPO; (x) a sale, transfer or other disposition of cash or Cash Equivalents; (xi) any sale of Equity Interests in, or Debt or other securities of, a joint venture, Unrestricted Subsidiary or Foreign Subsidiary for not less than the fair market value thereof; (xii) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; (xiii) a Disposition of any Excluded Real Property for not less than the fair market value thereof, and any Disposition of Real Property listed on Schedule 1.8 for not less than the fair market value thereof, in each case the consideration for which consists of at least 75% cash or Cash Equivalents; (xiv) a sale-leaseback transaction consummated for fair value as determined at the time of consummation in good faith by such Obligor, the consideration received in respect of the sale of the property subject to such transaction consists of 100% cash or Cash Equivalents and, when combined with the consideration received in respect of the sale of the property subject to other sale-leaseback transactions permitted under this clause (xiv), does not exceed $25,000,000; (xv) a surrender, nonrenewal or cancellation of insurance policies in the ordinary course of business; (xvi) so long as no Default under Section 11.1(a) or (i) and no Event of Default exists before or after giving effect thereto, any Asset Disposition of Property (other than ABL Collateral) during any Fiscal Year, the consideration received therefor consists of at least 75% cash or Cash Equivalents and, when combined with the consideration received for other Asset Dispositions of Property (other than ABL Collateral) made during such Fiscal Year under this clause (xvi), does not exceed the greater of $20,000,000 and 5% of Consolidated Net Tangible Assets (as defined in the Existing Senior Secured Notes Indenture as in effect as of the date of this Agreement) of the Company and its Restricted Subsidiaries as of the last date of the immediately preceding Fiscal Year; (xvii) any other Asset Disposition (other than a direct or indirect sale, transfer or other disposition of ABL Collateral) the consideration received therefor consists of at least 75% cash or Cash Equivalents, provided that (A) no Default or Event of Default exists before or after giving effect to such Asset Disposition and (B) after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio at such time shall be at least 1.25 to 1.0 and the Excess Availability at such time shall be at least 30% of the lesser of (1) the Borrowing Base and (2) the aggregate amount of Commitments; or (xviii) approved in writing by Agent and Required Lenders.

For purposes of clauses (b)(i)(B), (b)(xiii), (b)(xiv), (b)(xvi) and (b)(xvii) above in this definition, the amount of any Debt owed by the Company or any Restricted Subsidiary to any Person (other than the Company or any Restricted Subsidiary) that is assumed by the transferee of any such assets (other than the Company or any Restricted Subsidiary) in consideration of any such Disposition shall be deemed to be cash.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the ordinary course of business; (b) arising from Hedging Agreements permitted under Section 10.2.15; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the ordinary course of business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with sales, leases, licenses, transfers and other dispositions of Property permitted hereunder; (f) arising under the Loan Documents; (g) in respect of a guaranty, indemnity or other assurance of payment or performance of any Debt permitted under Section 10.2.1 of any Obligor by a Borrower or any Restricted Subsidiary; (h) the primary obligor in respect of which is a Foreign Subsidiary or an Unrestricted Subsidiary in which the Company or any of its Restricted Subsidiaries has made an Investment, in an aggregate amount not to exceed $25,000,000 at any one time outstanding; (i) arising out of Permitted Acquisitions and consisting of obligations of any Borrower or any Restricted Subsidiary under provisions relating to indemnification, adjustment of purchase price with respect thereto based on changes in working capital and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof; or (j) in an aggregate amount of $10,000,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Ordinary Accounts/Inventory Disposition: an Asset Disposition that is (a) a sale of Inventory in the ordinary course of business; (b) a sale, lease, license, transfer or other disposition of Inventory that is obsolete, damaged, worn out, unmerchantable or otherwise unsalable in the ordinary course of business; (c) settlements, compromises, deductions or discounts of Accounts granted in the ordinary course of business; or (d) a sale, conveyance or other transfer of Accounts and related assets, or fractional undivided interests therein, by a Foreign Subsidiary other than an Obligor in connection with factoring or other receivables financing transactions entered into by such Foreign Subsidiary.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Restricted Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate outstanding principal amount does not exceed $50,000,000 at any time.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) maintained by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Post-Petition Interest: as defined in Section 14.6(b).

Prepayment Provisions: with respect to any Debt, any provision relating to any obligation of the obligor of such Debt to prepay, redeem, purchase, defease or offer to purchase, redeem, purchase or defease such Debt, or to otherwise satisfy prior to the scheduled maturity of such Debt in any manner.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Principal Shareholders: (a) each of John F. Hulseman or Robert L. Hulseman, and (b) with respect to each of the foregoing, (i) his spouse, (ii) his descendants and any member of his immediate family, including in each case stepchildren and family members by adoption, (iii) his heirs at law and his estate and the beneficiaries thereof, (iv) any charitable foundation created by John F. Hulseman or Robert L. Hulseman, as applicable, and (v) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, general partners, owners or Persons Beneficially Owning a majority of the interests of which consist of John F. Hulseman or Robert L. Hulseman, as applicable, and/or one or more of the Persons referred to in the immediately preceding clauses (i) through (iv); provided that any Person in the immediately preceding clauses (i) through (v) shall only be deemed to be a Principal Shareholder to the extent that such Person’s equity securities of the Company entitled to vote were received from John F. Hulseman, Robert L. Hulseman or any Person referred to in the immediately preceding clauses (i), (ii) or (iii).

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of a Borrower or any Restricted Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or such Borrower’s or Restricted Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Borrower or Restricted Subsidiary; (e) no Lien is imposed on assets of such Borrower or Restricted Subsidiary, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of Property (other than Accounts and Inventory); (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any Property (other than Accounts and Inventory), for the purpose of financing any of the purchase price thereof (including by way of reimbursing the Company or any of its Restricted Subsidiaries for the payment of the applicable purchase price or any portion thereof and refinancing any Debt incurred at or about the time of acquisition or delivery of such Property or refinancing any pre-delivery deposits); and (c) to the extent not covered above, obligations under Capital Leases entered into in connection with the acquisition of Property.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the Property acquired with such Debt or the purchase price of which is financed by such Debt. “Purchase Money Lien” shall include the interest of a lessor under a Capital Lease that constitutes Purchase Money Debt.

Qualified IPO: the issuance by Holdings or the Company of its common stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Property: all right, title and interest of a Borrower or Restricted Subsidiary (whether as owner or lessee) in any Property that constitutes real property (including land and any buildings, structures, parking areas or other improvements thereon).

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus all accrued and unpaid interest, fees, premiums, make-whole amounts due in connection with the refinancing of the Debt being refinanced and all fees and expenses payable in connection with such refinancing; (b) in the case of Refinancing Debt refinancing the Existing Senior Secured Notes, the Existing Senior Subordinated Notes or any Subordinated Debt (or refinancing any Refinancing Debt in respect thereof), it has a final maturity no sooner than and a weighted average life no less than the Debt being extended, renewed or refinanced, and the interest rate thereon is reasonably acceptable to Agent; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) in the case of Refinancing Debt refinancing the Existing Senior Secured Notes, the Existing Senior Subordinated Notes or any Subordinated Debt (or refinancing any Refinancing Debt in respect thereof), the representations, covenants, defaults and Prepayment Provisions applicable to it are, taken as a whole, no less favorable in any material respect to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) the Refinancing Debt shall not be secured by a Lien on any Property except to the extent that there is a Lien on such Property securing the Debt being extended, renewed or refinanced; (f) no Person that was not an obligor with respect to the Debt being extended, renewed or refinanced (other than a successor of such obligor) shall be an obligor with respect to the Refinancing Debt; (g) upon giving effect to it, no Default or Event of Default exists; and (h) in the case of any Refinancing Debt refinancing the Existing Senior Secured Notes (or refinancing any Refinancing Debt in respect thereof) that is secured by any of the Collateral, the holders of such Refinancing Debt shall have entered into documentation reasonably satisfactory to Agent agreeing to be bound by the Intercreditor Agreement and to have the same rights and obligations thereunder as holders of the Existing Senior Secured Notes.

Refinancing Debt: Borrowed Money that satisfies each of the Refinancing Conditions and is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d) or (e) or any Refinancing Debt in respect thereof.

Reimbursement Date: as defined in Section 2.2.2.

Related Mortgaged Property Deliveries: with respect to each Mortgaged Property, the following: (a) a fully paid mortgagee title policy (or marked-up and signed title insurance commitment having the effect of such title insurance policy) (including such endorsements as are set forth on Schedule 1.9 or as otherwise reasonably requested by the Agent and are customary for a transaction of this nature, in each case if available in the applicable jurisdiction) issued by the Title Company and insuring the Lien of such Mortgage as a valid mortgage Lien on such Mortgaged Property in favor of Agent in an amount equal to not less than 110% of the fair market value of the Mortgaged Property (as such fair market value is set forth on Schedule 1.10 or, in the case of Mortgages delivered pursuant to Section 7.1.2, reasonably agreed to by Agent based on available valuation evidence provided by the applicable Obligor) (each, a “Title Policy”); (b) either (i) a current as-built survey of such Mortgaged Property in accordance with the most recent minimum standard details for a land survey jointly adopted by ALTA/ACSM and which shall be certified by a surveyor or engineer licensed to perform surveys in the jurisdiction in which the Mortgaged Property is located and shall otherwise be in a form reasonably acceptable to Agent, (ii) an existing survey of the Mortgaged Property satisfying the ALTA/ACSM standards described in clause (i), together with an executed affidavit of no-change with respect thereto or (iii) an aerial survey, ExpressMap or equivalent photographic depiction of the Mortgaged Property which is reasonably acceptable to Agent, provided that the foregoing clauses (i), (ii) and (iii) shall be acceptable only if the same is sufficient for the Title Company to remove all standard survey exceptions and to add a “land same as survey” endorsement or similar endorsement with respect to any item provided in clause (iii) from the Title Policy relating to the applicable Mortgaged Property; (c) a completed Federal Emergency Management Agency standard Flood Hazard Determination with respect to such Mortgaged Property and, if any portion of the Mortgaged Property is located within a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance with respect to such Mortgaged Property in an amount required under, and in compliance with, the National Flood Insurance Program (as set forth in the Flood Disaster Protection Act of 1973); (d)(i) a customary written opinion of local counsel to the Obligors in the applicable jurisdiction in which such Mortgaged Property is located (such counsel to be reasonably acceptable to Agent), in form and substance reasonably satisfactory to Agent, with respect to the enforceability of the applicable Mortgage in such jurisdiction and such other matters as Agent may reasonably request and (ii) in the case of Mortgages delivered pursuant to Section 7.1.2, a customary written opinion of counsel to the applicable Obligor with respect to existence, due authorization and execution and other customary matters in the applicable jurisdiction in which such Obligor is organized; and (e) with respect to any Mortgaged Property located in a jurisdiction where a zoning endorsement is not available to the Title Policy, a zoning confirmation letter from the municipality in which such Mortgaged Property is located or a report from Planning & Zoning Resources Inc. or a similar provider as reasonably approved by Agent, in each case, reasonably acceptable to Agent in form and substance.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to not more than three months rent and other charges that could be payable to any such Person; provided that the Collateral Agents may not establish, maintain or increase any Rent Charges Reserve (i) if the applicable landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral has executed a Lien Waiver, or (ii) without prior consultation with the Borrower Agent.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Debt: any Debt permitted under Section 10.2.1(p), (q) or (r).

Restricted Investment: any Investment by a Borrower or Restricted Subsidiary, other than:

(a) Investments existing on the Closing Date and set forth on Schedule 10.2.5 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this definition;

(b) Cash Equivalents;

(c) loans, advances, deposits and pre-delivery payments permitted under Section 10.2.7;

(d) (i) Investments in joint ventures, Unrestricted Subsidiaries or Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 at any one time outstanding, (ii) Investments in purchasing consortiums in an aggregate amount not to exceed $3,000,000 at any one time outstanding, and (iii) Investments constituting Permitted Acquisitions (including Investments in merger vehicles formed to consummate any Permitted Acquisition);

(e) Investments of any Obligor in any other Obligor;

(f) Investments received by the Company or any Restricted Subsidiary of the Company in connection with (i) the bankruptcy or reorganization of suppliers or customers of the Company or such Restricted Subsidiary, (ii) in settlement of delinquent obligations of, or other disputes with, customers and suppliers of the Company or such Restricted Subsidiary arising in the ordinary course of business or (iii) any non-cash consideration received from a Permitted Asset Disposition;

(g) Investments consisting of intercompany Debt (i) of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or any of its Restricted Subsidiaries and not created in contemplation of such event or (ii) owed by a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor to another Restricted Subsidiary of the Company that is not a Subsidiary Guarantor;

(h) with respect to any Foreign Subsidiary, (i) certificates of deposit of, bankers acceptances of, time deposits with or equivalents of demand deposit accounts which are maintained with, any commercial bank having combined capital and surplus of not less than $500,000,000 (or the dollar equivalent thereof), which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office or principal place of business or is organized, and (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union whose legal tender is the Euro or British Pounds Sterling and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any such Subsidiary organized in such jurisdiction, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or a comparable rating from an internationally recognized rating agency; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof;

(i) Hedging Agreements set forth on Schedule 9.1.23 or otherwise permitted under Section 10.2.15;

(j) customary Investments by any Foreign Subsidiary in connection with factoring or other receivables financing transactions entered into by such Foreign Subsidiary;

(k) Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(l) other Investments not exceeding $10,000,000 in the aggregate in any fiscal year of the Company; and

(m) any other Investments so long as (i) no Default or Event of Default exists before or after giving effect thereto and (ii) after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio at such time shall be at least 1.25 to 1.0 and the Excess Availability at such time shall be at least 25% of the lesser of (1) the Borrowing Base and (2) the aggregate amount of Commitments.

Restricted Subsidiary: any Subsidiary of the Company other than an Unrestricted Subsidiary.

Restrictive Agreement: an agreement (other than a Loan Document and as in effect as of the date hereof, the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture, the Existing Canadian Credit Agreement and the Stockholders’ Agreement) that conditions or restricts the right of any Borrower, Restricted Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt, which conditions or restrictions are, taken as a whole, more restrictive than the restrictions in place on the Closing Date under the Loan Documents, the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture, the Existing Canadian Credit Agreement and the Stockholders’ Agreement.

Revolver Termination Date: July 2, 2013.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

SCC Holding Management Agreement: the Management Agreement, dated as of February 27, 2004, among the Company, Holdings and SCC Holding Company LLC.

SEC: the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Parties: Agent, each Collateral Agent, each Issuing Bank, Lenders and providers of Bank Products.

Securities Act: Securities Act of 1933.

Security Agreement: the Security Agreement dated as of the date hereof in substantially the form of Exhibit E.

Security Agreement Supplement: as defined in the Security Agreement.

Security Documents: the Security Agreement, each Security Agreement Supplement, the Intellectual Property Security Agreement, each IP Security Agreement Supplement, the UK Debenture, each Guaranty, each Guaranty Supplement, the Mortgages, the Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor or, in the case of a UK Obligor, a director.

Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: as to any Person, such Person (a) unless it is a UK Obligor, (i) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital; (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; or (b) if it is a UK Obligor, is UK Solvent. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Stockholders’ Agreement: the Stockholders’ Agreement, dated as of February 27, 2004, as amended as of the date of the indenture, among the Parent, Vestar Capital Partners IV, L.P., a Delaware limited partnership, Vestar Cup Investment, LLC, a Delaware limited liability company, Vestar Cup Investment II, LLC, a Delaware limited liability company, members of management of the Parent that own shares of Common Stock, par value $.01 per share, of the Parent and SCC Holding.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent; provided that the subordination terms under the Existing Senior Subordinated Notes Indenture shall be deemed satisfactory to Agent.

Subordinated Obligations: as defined in Section 14.6.

Subsidiary of any Person: any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all reference herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

Subsidiary Guarantors: the Restricted Subsidiaries of the Company listed on Schedule 1.3 and each other Restricted Subsidiary of the Company that shall be required to execute and deliver or become party to a Guaranty pursuant to Section 7.1.2.

Supermajority Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 80% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 80% of all outstanding Loans.

Surviving Debt: Debt of each Obligor and its Restricted Subsidiaries under the Existing Canadian Credit Agreement, the Existing Senior Secured Notes and the Existing Senior Subordinated Notes and other Debt of each Obligor and its Restricted Subsidiaries outstanding immediately before and after giving effect to the initial extension of credit hereunder.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and mortgage recording taxes), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Testing Period: the period (a) commencing on the day that Excess Availability is less than the greater of (i) 15% of the lesser of (A) the Borrowing Base and (B) the aggregate amount of Commitments and (ii) $15,000,000; and (b) continuing until the date when Excess Availability has been equal to or greater than the greater of (i) 15% of the lesser of (A) the Borrowing Base and (B) the aggregate amount of Commitments and (ii) $15,000,000 for 45 consecutive days.

Threshold Amount: $12,500,000.

Title Company: First American Title Insurance Company (and its affiliated title insurance companies) or such other nationally recognized title insurance or abstract company as shall be selected by Borrowers and approved by Agent (such approval not to be unreasonably withheld).

Title Policy: as defined in the definition of Related Mortgaged Property Deliveries.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Transition Agreement: the Transition Agreement, dated December 14, 2006, among Vestar Capital Partners IV, L.P., Vestar Cup Investment, LLC, Vestar Cup Investment II, LLC, SCC Holding Company LLC, Holdings and the Company.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UK Debenture: the debenture between the UK Obligors and the Agent in substantially the form of Exhibit P or otherwise in form and substance reasonably satisfactory to Agent.

UK Insolvency Proceeding: any corporate action (excluding meetings of the board of directors but not, for the avoidance of doubt, any resolution passed thereat) or legal proceedings or other procedure taken or commenced in relation to (a) the bankruptcy, suspension of payments, moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Obligor or (b) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial custodian, trustee in bankruptcy or other similar officers in respect of a UK Obligor or any of its assets or a composition, compromise, assignment or arrangement with any creditor or class of creditors of any UK Obligor in each case relating to financial distress.

UK Obligors: Solo Cup (UK) Limited, Insulpak Holdings Limited, Solo Cup Europe Limited and any other Obligor that is incorporated under the laws of any part of the United Kingdom.

UK Solvent: in relation to any UK Obligor, that UK Obligor is able to pay its debts as they fall due and is not deemed to be unable to pay its debts within the meaning of Section 123 of the UK Insolvency Act 1986 (provided that for these purposes the figure of £750 in sub-paragraph 1(a) thereof shall be deemed to have been replaced by the Threshold Amount).

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unrestricted Subsidiary: any Subsidiary of the Company that is acquired or created after the Closing Date and designated by the Company as an Unrestricted Subsidiary hereunder by written notice to Agent; provided that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as:

(a) no Default or Event of Default has occurred and is continuing or would result therefrom,

(b) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 10.3.1, whether or not a Testing Period shall then apply,

(c) any Contingent Obligation incurred by the Company or any Restricted Subsidiary in respect of any Debt of the Subsidiary being so designated will be deemed to be an incurrence of Debt by Solo or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Debt would be permitted under Section 10.2.1,

(d) (i) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Contingent Obligation incurred by the Company or any Restricted Subsidiary in respect of any Debt of such Subsidiary) will be deemed to be an Investment made as of the time of such designation, (ii) such Investment would be permitted under Section 10.2.5 and (iii) such Subsidiary does not own any Equity Interests or Debt of, or hold any Liens on any property of, the Company or any Restricted Subsidiary,

(e) the Subsidiary being so designated (i) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (ii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iii) has not incurred any Contingent Obligation in respect of or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries, except to the extent such Contingent Obligation or credit support would be released upon such designation and

(f) the Company shall have provided Agent with a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate of a Senior Officer of the Company certifying that such designation complied with the preceding conditions, and containing the calculations and information required by the preceding clause (ii) above.

If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (e) above, it shall thereafter cease to be an Unrestricted Subsidiary and any Debt, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Debt, Investments or Liens are not permitted to be incurred or made as of such date under this Agreement, an Event of Default shall exist.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if such Debt is permitted under Section 10.2.1 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 10.2.5;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 10.2.2;

(4) no Default or Event of Default would be in existence following such designation;

(5) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 10.3.1, whether or not a Testing Period shall then apply (and the Company shall have delivered to Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance),

(6) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and

(7) the Company shall have delivered to Agent a certificate of a Senior Officer of the Company certifying that such designation complied with the requirements of preceding clauses (1) through (6) above, and containing the calculations and information required by the preceding clause (5) above.

Upstream Payment: a Distribution by a Restricted Subsidiary of a Borrower to such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vestar Management Agreement: the Management Agreement, dated as of February 27, 2004, among Holdings, the Company and Vestar Capital Partners.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change and the change is disclosed to Agent. Notwithstanding the prior sentence, if at any time any Accounting Change would affect the computation of the Fixed Charge Coverage Ratio (or any other calculation herein), and the Borrowers, any Collateral Agent or the Required Lenders shall so request, Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such definition (or calculation) to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such definition (or calculation) shall continue to be computed in the manner computed prior to such Accounting Change and (ii) the Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such definition (or other calculation) made before and after giving effect to such Accounting Change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Obligor or any Restricted Subsidiary at “fair value”, as defined therein.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account”, “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include, unless otherwise specified herein, any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, any Collateral Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base, Excess Availability and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base and Excess Availability calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to each Collateral Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Collateral Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a

Senior Officer. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

1.5. Designated Senior Debt. This Agreement is a refinancing of the credit agreement dated as of February 27, 2004 among the Company, Holdings, Bank of America, as administrative agent, and the other lenders and agents party thereto, and the Obligations constitute “Designated Senior Debt” and “Senior Debt” under the Existing Senior Subordinated Notes Indenture (and the same or any similar term under any Refinancing Debt in respect thereof).

SECTION 2. CREDIT FACILITIES

2.1. Commitment.

2.1.1. Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans (i) on the Closing Date, to the Company and SCOC in an aggregate amount not to exceed the amount required to satisfy the conditions specified in Section 6.1, and (ii) from time to time on and after the Closing Date to the Commitment Termination Date, to the Borrowers other than the Company. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) plus LC Obligations would exceed the lesser of the Borrowing Base and the aggregate amount of Commitments.

2.1.2. Notes. Subject to Section 5.8, the Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Note to such Lender.

2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility and the Existing Senior Secured Notes; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers including, without limitation, acquisitions and debt repurchases permitted under this Agreement.

2.1.4. Voluntary Reduction or Termination of Commitments.

(a) The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that such notice may be contingent on the occurrence of a refinancing of this Agreement and may be revoked or the termination date deferred if the refinancing does not occur. Unless the termination is revoked or deferred in accordance with the proviso to the previous sentence, on the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 10 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided that such notice may be contingent on the incurrence of Debt permitted under Section 10.2.1 and may be revoked or deferred if such Debt is not incurred. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5. Overadvances. If the aggregate Loans exceed the amount that equals (x) the lesser of the Borrowing Base and the aggregate amount of Commitments, minus (y) the LC Obligations (such excess Loans, “Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand (unless such excess amount is caused by an increase in Availability Reserve or the funding of an Overadvance Loan, in which case such excess amount shall be payable by Borrowers within five Business Days of the occurrence of such excess amount or, in the case of the funding of an Overadvance Loan, by the earlier of (i) 30 days after the funding of such Overadvance Loan and (ii) one Business Day after demand by Agent) (it being understood that no Loan (other than Overadvance Loan made pursuant to the immediately succeeding sentence and Protective Advances) shall be made and no Letter of Credit shall be issued at any time an Overdance is outstanding) by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist until at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate outstanding amount of Overadvance and Protective Advances is not known by Agent to exceed $15,000,000 at any time; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments. Any sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby unless and except to the extent such Overadvance is caused by the funding of an Overadvance Loan. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that an Event of Default has occurred and is continuing, and without regard to whether any conditions in Section 6 are satisfied, to make Base Rate Loans (“Protective Advances”) (a) of up to an aggregate amount of $15,000,000 outstanding at any time (provided that the sum of all Loans, LC Obligations and Protective Advances do not exceed the aggregate Commitments), if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive, provided, that the aggregate outstanding amount of Protective Advances and Overadvance shall not, at any one time, exceed $15,000,000.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Each Issuing Bank agrees to issue Letters of Credit from time to time until 7 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that each Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon such Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as such Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. No Issuing Bank shall have any obligation to issue any Letter of Credit unless (i) such Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and such Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If any Issuing Bank receives written notice from a Lender at least five Business

Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, such Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, no Issuing Bank shall be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business; or (ii) for other purposes as Agent and the applicable Issuing Bank may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the applicable Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If any Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to such Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse any Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a

Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due any Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank that issued such Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If any Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of such Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, such Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of any Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its gross negligence or willful misconduct. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.2.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero (unless such shortfall shall have been cured by the repayment of Loans), (c) after the Commitment Termination Date, or (d) within 5 Business Days prior to the Revolver Termination Date, then Borrowers shall, at the applicable Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued by such Issuing Bank and pay to such Issuing Bank the amount of all other LC Obligations owing to such Issuing Bank. Borrowers shall, on demand by any applicable Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3. Increases in Commitments.

2.3.1. Commitment Increase.

(a) The Borrower Agent may at any time or from time to time after the Closing Date, by notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and each Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Commitment Increases shall not exceed $100,000,000. Each notice from the Borrower pursuant to this Section 2.3.1 shall set forth the requested amount of the relevant Commitment Increases. Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Commitment Increase) or by any other Eligible Assignee. Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to Schedule 1.1 (with a joinder agreement in the case of any Eligible Assignee providing any portion of such Commitment Increases), executed by the Agent, each Lender and Eligible Assignee agreeing to provide any portion of a Commitment Increase and the Obligors, and reaffirmations of the Security Documents and any other Loan Documents as reasonably requested by Agent, executed by the Obligors. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (including any increase in the Applicable Margin and the fees set out in Sections 3.2.1 and 3.2.3, provided that any such increase shall apply to and be for the benefit of all the Lenders), in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.3.1. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 6.2 (it being understood that all references to “the date of such funding, issuance or grant” or similar language in such Section 6.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as may be required by the Agent. The Borrower may use Commitment Increases for any purpose not prohibited by this Agreement.

(b) Upon each increase in the Commitments pursuant to this Section 2.3.1, (x) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender (including each such Commitment Increase Lender) will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment and (y) if, on the date of such increase, there are any Loans outstanding, portions of such Loans shall on the date of the effectiveness of such Commitment Increase be prepaid with the proceeds of additional Loans made by the Commitment Increase Lenders (such that after giving effect to such prepayment, the percentage of the Loans held by each Lender will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment after giving effect to such Commitment Increase), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.9. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Except as permitted under Section 2.3.1(a) with respect to any increase in Applicable Margin and fees, the terms and conditions of such Commitment Increases (including pricing and maturity date) shall be identical to those applicable to the Aggregate Commitments immediately prior to the effectiveness of such Commitment Increases and the applicable commitments shall constitute Commitments hereunder. This Section 2.3.1 shall supersede any provisions in Section 12.5 or 15.1 to the contrary.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) in the case of a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) in the case of a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) in the case of any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Event of Default, overdue amounts on Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on each Interest Payment Date; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable within 10 days after demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.75% per annum times the amount by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit. Such fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Commitment Termination Date; (b) to the applicable Issuing Bank (or to Agent for the account of the applicable Issuing Bank), a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Commitment Termination Date; and (c) to each applicable Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.

3.2.3. Closing Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee of $5,000,000, which shall be paid concurrently with the funding of the initial Loans hereunder.

3.2.4. Arrangers Fees. In consideration of the administering, structuring and arranging of the Commitments and Agent’s service hereunder, Borrowers shall pay the fees described in the Fee Letter and as otherwise agreed with Agent.

3.3. Computation of Interest, Fees, Yield Protection. All interest based on LIBOR, as well as fees and other charges, calculated on a per annum basis shall be computed for the actual days elapsed, based on a year of 360 days. All interest based on Base Rate calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365/366 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. (a) Borrowers shall reimburse Agent, Collateral Agents and Lenders for all Extraordinary Expenses within 30 days of demand. Borrowers shall also reimburse the Agent and the Collateral Agents within 30 days of demand for all reasonable documented out-of-pocket costs and expenses, including, without limitation, reasonable documented fees and expenses of one primary counsel and appropriate local counsel in applicable foreign and local jurisdictions (but limited to one local counsel in each such jurisdiction), accounting, appraisal, consulting, and other fees, costs and expenses (including, without limitation, but subject to the limits of Section 10.1.1(b), per diem costs and other charges of field examiners and other employees in connection with matters relating to the Collateral, which shall be deemed for all purposes to be reasonable documented out-of-pocket costs and expenses) incurred by it in connection with (i) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (ii) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (iii) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s or any of the Collateral Agents’ personnel or a third party.

(b) If, for any reason (including inaccurate reporting on financial statements or a Borrowing Base Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall pay to Agent within 10 days of such determination, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid, provided that the Borrowers shall not be responsible for any such difference to the extent applicable to a period that ends more than 90 days prior to the date on which the Borrower Agent is given notice of such determination. This clause (b) shall not limit the rights of the Agent, any Lender or any Issuing Bank, as the case may be, under any other provision of this Agreement. The Borrowers’ obligations under this clause (b) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 3.5, it shall promptly notify Borrower Agent and Agent when the conditions giving rise to such action no longer exist.

3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan. If any Lender invokes this Section 3.6, it shall promptly notify Borrower Agent and Agent if and when the conditions giving rise to such action no longer exist.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, within 30 days after request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay within 30 days after demand to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or to another Person, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. The Borrowers may, at their sole expense and effort, require such Lender (herein, a “Terminated Lender”), upon notice to the Terminated Lender and Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of Agent, which consent shall not be unreasonably withheld, (ii) the Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (determined as though such Loans and all other amounts were being paid or prepaid in full in accordance with the terms hereof), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) such assignment will eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable. A Terminated Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or revoke or defer a notice of termination or reduction pursuant to Section 2.1.4(a) or (b), then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 1:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent within one Business Day after demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $20,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $1,000,000 in excess thereof. No more than seven Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower and, for the purposes of Section 15.3.1 only, each Obligor hereby designates SCOC as its representative and agent (in such capacity, “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Borrower or, for the purposes of Section 15.3.1 only, any Obligor. Agent and Lenders may give any notice or communication with a Borrower or, for the purposes of Section 15.3.1 only, an Obligor hereunder to Borrower Agent on behalf of such Borrower or Obligor. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and, for the purposes of Section 15.3.1 only, each Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall survive such termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.4, 5.5, 5.9, 5.10, 12, 15.2 and this Section 4.6, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes (except as may be provided in Section 5.9), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition (other than a Permitted Ordinary Accounts/Inventory Disposition) includes the disposition of ABL Collateral and occurs during a Cash Dominion Period, then Net Proceeds of such Asset Disposition shall be applied to the Loans without a reduction of Commitments. Notwithstanding anything herein to the contrary, if an Overadvance exists other than as a direct result of an increase in Availability Reserve or the funding of an Overadvance Loan, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to (i) the lesser of the Borrowing Base and the aggregate amount of Commitments minus (ii) LC Obligations.

5.3. [Reserved]

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within 30 days after demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, any Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent or Collateral Agents;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to any Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all other Obligations (excluding Bank Product Debt); and

(h) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. The allocations set forth in this Section 5.6.1 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section 5.6.1 is not for the benefit of or enforceable by any Borrower.

5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7. Application of Payments. During any Cash Dominion Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or

Collateral proceeds, and agrees that during any Cash Dominion Period, Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations in accordance with Section 5.6.1.

5.8. Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes unless required by Applicable Law. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, any Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section 5.9) had been made. Without limiting the foregoing (but without duplication thereof), Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payment. Borrowers shall indemnify, hold harmless and reimburse (within 30 days after demand therefor) Agent, Lenders and Issuing Banks for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section 5.9) withheld or deducted by any Obligor or Agent, or paid by, or otherwise imposed upon, Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10 (but without any duplication of any amounts paid under Section 5.9.1). A certificate as to the basis and calculation of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Each Lender, Agent and Issuing Bank shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to

Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder, upon a change in circumstances requiring a new form, prior to the expiration of a previously delivered form and from time to time upon request by Agent or Borrower Agent (but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation as may be necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would not be readily apparent to them and that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.10.4. Refunds. If Agent, any Issuing Bank, or a Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to Section 5.9, it shall pay over such refund or credit to Borrower (but only to the extent of amounts paid by Borrower under Section 5.9), net of all out-of-pocket expenses of Agent, such Issuing Bank, or such Lender and without interest (other than any interest paid by the relevant taxing authority with respect to such refund or credit); provided that the relevant Borrower, upon the request of Agent, such Issuing Bank, or such Lender, agrees to repay the amount paid over to such Borrower to Agent, such Issuing Bank, or such Lender in the event Agent, such Issuing Bank, or such Lender is required to repay such refund to such taxing authority or such credit is subsequently denied. Nothing in this Section 5.10.4 shall be construed to require Agent, any Issuing Bank, or any Lender to make available its tax returns to the Borrowers or any other Person.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such guaranty obligations shall not be discharged until Full Payment of the Obligations, and that such guaranty obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.11) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower in its capacity as a guarantor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section 5.11 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) At any time an Event of Default has occurred and be continuing, Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any and all debts, liabilities and other obligations owed to such Borrower by each other Obligor to the Obligations to the extent and in the manner set forth in Section 14.6, mutatis mutandis, in each case as if such Borrower were a Guarantor party to such Section 14.6.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document identified on the closing checklist attached hereto as Exhibit K shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Except as otherwise provided in Section 10.1.9, Agent shall have all filings or recordations that are necessary to perfect its Liens in the Collateral (other than Collateral owned by the UK Obligors) in form appropriate for filing or recordation, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are (or when UCC financing statements are filed, will be) the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent and each Collateral Agent.

(d) Agent shall have received certificates, in form and substance reasonably satisfactory to Agent and the Collateral Agents, from a Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Company and its Restricted Subsidiaries, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (in the case of the UK Obligors, shareholder and board resolutions) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent and Collateral Agents may conclusively rely on this certificate until they are otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor (other than a UK Obligor), issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h) Agent and each Collateral Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Obligors that constitute Collateral.

(i) Borrowers shall have paid all documented fees and out-of-pocket expenses to be paid to Agent, Collateral Agents and Lenders on the Closing Date (including, without limitation, per diem costs and other charges of field examiners of the Collateral Agents) to the extent invoiced prior to the Closing Date.

(j) Collateral Agents shall have received a Borrowing Base Certificate prepared as of last day of the last month prior to the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Excess Availability shall be at least $60,000,000.

(k) Lenders shall be reasonably satisfied with Obligors’ capital structure and existing Debt (including the amount and terms of the Existing Senior Secured Notes) and shall have received evidence reasonably satisfactory to Agent and each Collateral Agent of the termination of the Company’s existing senior credit facility and the prepayment in full of Debt thereunder (including satisfactory duly executed payoff letters and authorization to file UCC-3 termination statements).

(l) Agent shall have received satisfactory evidence that the Borrowers have received proceeds of the Existing Senior Secured Notes in an aggregate amount not less than $275,000,000.

(m) Agent and Collateral Agents shall have received, in form and substance reasonably satisfactory to Agent and Collateral Agents, copies of (i) the financial projections of the Company and (ii) interim financial statements for the Company as of a date not more than 40 days prior to the Closing Date.

(n) Agent shall have received all documentation and other information requested by Lenders that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on and as of the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, in which case as of such earlier date); and

(c) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request (other than a deemed request in connection with an Overadvance or a Protective Advance)) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant; provided that if Borrower Agent shall have notified Agent in writing that one or more of the conditions have not been satisfied with respect to any request, a waiver by Lenders of such conditions for such request in accordance with Section 15.1 shall be deemed a waiver of the breach by Borrowers of such representation with respect to such conditions for such request.

SECTION 7. COLLATERAL

7.1. Collateral.

7.1.1. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and Agent shall have no responsibility for any investment or loss. If any Cash Collateral is provided specifically for any Obligations, Agent may apply Cash Collateral to the payment of such Obligations as and to the extent they become due and payable. During any Cash Dominion Period, each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent and no Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral.

7.1.2. After-Acquired Collateral; Future Subsidiaries. (a) Within 10 Business Days following the end of each Fiscal Quarter (or such later date as the Agent may specify in its sole discretion), Borrower Agent shall notify Agent in writing if any Obligor has any Property (other than Excluded Assets, excluded Deposit Accounts described in Section 8.5 and Property (including Real Property) owned by the UK Obligors that has been charged under the UK Debenture) in which a perfected security interest or mortgage Lien of the priority required by the Loan Documents has not been granted to Agent for the benefit of the Secured Parties pursuant to the Security Documents. In the event that any Obligor owns or holds any such Property, then (i) in the case of owned Real Property, within 60 days after such notification to Agent (or such later date as the Agent may specify in its sole discretion), Borrower Agent shall deliver to Agent all applicable Mortgages and Related Mortgaged Property Deliveries with respect to such Real Property, and take other actions as necessary to effect Agent’s Lien thereon created under such Mortgages, including the recording of such Mortgages, (ii) in the case of other types of Property, within 30 days after such notification to Agent (or such later date as the Agent may specify in its sole discretion), Borrower Agent shall deliver such Security Documents and take such other actions as may be necessary to effect Agent’s duly perfected, first priority Lien (subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens) upon such Property, including the delivery to Agent of duly executed Guaranty Supplements, Security Agreement Supplements, IP Security Agreement Supplements and control agreements, the filing of appropriate UCC financing statements, the giving of notices and the endorsement of notices on title documents, in each case as applicable, and (iii) promptly upon Agent’s request, Borrower Agent shall promptly take such other actions as Agent deems necessary or appropriate to confirm or give effect to clauses (i) and (ii) above, including the delivery to Agent of legal opinions with respect to any Security Document delivered pursuant thereto, in form and substance reasonably satisfactory to Agent, and using commercially reasonable efforts to obtain any appropriate Lien Waiver (except to the extent that the obtaining of any such Lien Waiver is not required pursuant to the terms of the Loan Documents). The foregoing shall not apply to any “intent-to-use” trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark applications under applicable federal law. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall use their commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

(b) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Unrestricted Subsidiary or any CFC or a Subsidiary that is majority-owned directly or indirectly by a CFC) by any Obligor, then the Borrower Agent shall, at the Obligors’ expense, within 30 days after such formation or acquisition (or such later date as the Agent may specify in its sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to Agent a Guaranty Supplement, a Security Agreement Supplement, an IP Security Agreement Supplement, (if required under Section 8.5) control agreements and a favorable legal opinion in form and substance reasonably satisfactory to Agent, to cause or authorize the filing of appropriate UCC financing statements, and to take any other action as may be necessary to vest in Agent valid and subsisting Liens on the properties purported to be subject thereto.

(c) Concurrently with or prior to the opening of a Deposit Account, securities account or commodity account by any Obligor, other than any excluded account described in Section 8.5, such Obligor shall deliver to Agent a control agreement covering such Deposit Account, securities account or commodity account, in form and substance reasonably satisfactory to Agent, duly executed by such Obligor, Agent and the applicable bank, securities intermediary or commodity intermediary, as the case may be.

7.2. No Assumption of Liability. The Lien on Collateral granted under any Loan Document is given as security only and shall not subject Agent, any Collateral Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.3. Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement, continuation statement, or amendment to financing statement, in any jurisdictions and with any filing offices as Agent may determine are necessary or advisable to perfect the security interests granted to Agent in connection herewith. Such financing statements may describe the Collateral in the same manner as described in any Security Document or may contain an indication or description of collateral that describes such property in any other manner as Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the collateral granted to Agent in connection herewith, including, without limitation, describing the collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 15th day of each month (or such later date within five Business Days thereafter as both Collateral Agents may specify in their sole discretion), Borrowers shall deliver to Collateral Agents (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and during any Cash Dominion Period, Borrowers shall, by the third Business Day of each calendar week (or such later date within two Business Days thereafter as both Collateral Agents may specify in their sole discretion), deliver to the Collateral Agents (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous week. In addition, on the date of any Asset Disposition (other than a Permitted Ordinary Accounts/Inventory Disposition) that includes the disposition of Accounts or Inventory, Borrowers shall deliver to Collateral Agents (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of such date and giving effect to such Asset Disposition. All calculations of the Borrowing Base, Excess Availability or other matters in any Borrowing Base Certificate shall be made by Borrowers and certified by a Senior Officer, subject to adjustment by any Collateral Agent to reflect any corrections of errors or to update reserves or other matters.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. (a) Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Collateral Agents, in form reasonably satisfactory to both Collateral Agents, (x) on or before the 15th day of each month, a reconciliation (from aged trial balance to accounts receivable balance in financial statements) and a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying for each Account the Account Debtor’s name, the amount, the invoice date and the due date thereof and (y) upon request from any Collateral Agent from time to time, sales and collection reports, lists of customers’ addresses, and/or any discount, allowance, credit, authorized return or dispute with respect to any Accounts, and such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information and reports as any Collateral Agent may reasonably request.

(b) If Accounts in an aggregate face amount of $5,000,000 or more that are included in the then most recently delivered Borrowing Base Certificate cease to be Eligible Accounts (other than because such Accounts have been collected in the ordinary course of business), Borrowers shall notify Collateral Agents of such occurrence promptly (and in any event within five Business Days) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion during the continuation of an Event of Default, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent, Collateral Agents nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral; provided, further, that Agent shall have notified the relevant Obligor in writing prior to making such payment.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, any Collateral Agent shall have the right at any time, in accordance with such Collateral Agent’s customary practice in administering asset-based financing similar to the financing hereunder (it being understood than so long as no Default or Event of Default exists, each Collateral Agent may only exercise such rights in concert with the Company’s personnel in joint field examinations and other joint actions), in the name of Agent, any designee of such Collateral Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. In the case of Obligors other than the UK Obligors:

(a) Obligors shall maintain Dominion Accounts pursuant to lockbox or other cash arrangements reasonably acceptable to Agent and both Collateral Agents.

(b) Obligors shall obtain an agreement (in form and substance satisfactory to Agent and both Collateral Agents) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent (or Agent at the direction of any Collateral Agent) only during any Cash Dominion Period.

(c) Agent, Collateral Agents and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank; provided that, at the request of the Borrowers, Agent agrees to send notices to each Dominion Account bank following the termination of a Cash Dominion Period, terminating exercise of exclusive control over such Dominion Accounts.

8.2.5. Proceeds of Collateral. Obligors (other than the UK Obligors) shall request Account Debtors in writing, and otherwise take all commercially reasonable steps to require Account Debtors, to remit all payments on ABL Collateral directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any ABL Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Collateral Agents perpetual inventory reports and reconciliation reports (from perpetual inventory reports to financial statements) in form satisfactory to both Collateral Agents, on or before the 15th day of each month. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and at the request of any Collateral Agent, shall provide to Collateral Agents a report based on each such count promptly upon completion thereof, together with such supporting information as any Collateral Agent may request. Both Collateral Agents may participate in and observe each periodic cycle count.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Collateral Agents are promptly notified if the aggregate Value of all Inventory returned in any month exceeds $10,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. Each Borrower shall take reasonable steps to assure that all Inventory is produced in compliance in all material respects with the FLSA and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws. To the extent any Borrower sells any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory, unless both Collateral Agents otherwise agree, neither such Inventory nor any Account generated by such sale on approval or similar sale shall be Eligible Inventory or an Eligible Account, respectively. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located, except to the extent the failure to make such payments could reasonably be expected to result in a Material Adverse Effect.

8.4. [Reserved]

8.5. Administration of Deposit Accounts. In the case of Obligors other than the UK Obligors:

Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary or reasonably required by Agent or any Collateral Agent to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, employee benefits or other similar fiduciary obligations, any trust account, any zero-balance disbursement account (i.e., any account used only for disbursement purposes in which a balance of zero is maintained by automatically transferring funds from another account in an amount only large enough to cover checks presented), any account used to settle foreign exchange trades, accounts having an aggregate balance of not more than $250,000 or the account number 8666823891 maintained with Bank of America, N.A. so long as the ending daily balance of such account does not exceed $500,000), which control may be exercised by Agent (or Agent at the direction of any Collateral Agent) only during any Cash Dominion Period. Each Obligor shall not permit any Deposit Account to have an account holder that is not an Obligor and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Prior to the opening of a Deposit Account, each Obligor shall notify Agent and each Collateral Agent thereof and, with the consent of Agent and each Collateral Agent, will amend Schedule 8.5 to reflect same (it being understood that notwithstanding Section 15.1, no consent of any Lender or any Issuing Bank shall be required for such amendment). In addition, within 10 Business Days following the end of each Fiscal Quarter, each Obligor shall promptly notify Agent and each Collateral Agent of any closing of a Deposit Account (other than any excluded account described above) during the preceding Fiscal Quarter and will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Inventory. All Inventory, other than Inventory in transit and Inventory owned by the UK Obligors, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Inventory in accordance with Section 10.2.6, and (b) move Inventory to (i) any location on Schedule 8.6.1 or (ii) so long as Borrowers have given Collateral Agents notice at least 15 days prior to moving any Inventory thereto, any other location in the United States.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a)(i) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent and each Collateral Agent, provided that in the event of a downgrade in the rating of any insurer, Obligors shall have 30 days (or such longer period as may be specified by Agent and each Collateral Agent, each in its sole discretion) to obtain the required insurance from an insurer with the required rating) reasonably satisfactory to Agent and each Collateral Agent.

(ii) From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent and each Collateral Agent shall agree otherwise and except as provided in the Intercreditor Agreement, each policy shall include satisfactory endorsements (A) showing Agent as a loss payee (as its interests may appear in accordance with the Intercreditor Agreement); (B) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (C) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent and each Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies. Unless an Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds relating to Inventory and Accounts are delivered to Agent. If an Event of Default exists, only Agent (at the direction of both Collateral Agents) shall be authorized to settle, adjust and compromise such claims relating to Inventory.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) relating to, and any awards arising from condemnation of, any ABL Collateral, in each case net of any taxes and other out-of-pocket fees and expenses, shall be (i) so long as no Event of Default has occurred and is continuing, reinvested within 60 days of the receipt of such net proceeds or awards to acquire or repair Inventory or (ii) paid to Agent and applied to payment of the Loans, and then to any other Obligations outstanding, without any reduction in the Commitments.

8.6.3. Protection of Collateral. All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent (whether or not such payments were made at the request of any Collateral Agent) to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title to Collateral. Each Obligor shall, in accordance with its reasonable business judgment, at all times use all commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1. Organization and Qualification. Each Borrower and Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Restricted Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate in any material respect, or cause a default in any material respect, under any Applicable Law or Material Contract; (d) violate or cause a default under the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture or the Existing Canadian Credit Agreement or any order, writ, judgment, injunction, decree, determination or award; or (e) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Borrower and Restricted Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the twelve months preceding the Closing Date, no Borrower or Restricted Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Restricted Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Restricted Subsidiary.

9.1.5. Title to Properties; Priority of Liens. Each Borrower and Restricted Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Property necessary for the conduct of its business as conducted, and good title to, or rights in, all of its personal Property necessary for the conduct of its business as conducted, in each case (i) free of Liens except Permitted Liens and (ii) except where failure to have good title or a valid leasehold interest could not reasonably be expected to have a Material Adverse Effect. Each Borrower and Restricted Subsidiary has paid and discharged all material lawful claims that, if unpaid, could become a Lien on its Property, other than Permitted Liens. The security interests in the Collateral created under the Security Documents and subject to the UCC (the “UCC Collateral”) constitute, subject only to the filing of appropriate financing statements pursuant to the UCC, the recordation of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the execution of appropriate control agreements, perfected security interests in the UCC Collateral granted by the applicable Obligor to the extent that a security interest in such UCC Collateral may be perfected by the filing of a financing statement, the recordation of a security agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office (except to the extent that the recordation of any such security agreement is not required pursuant to the terms of the Loan Documents) or by the execution of a control agreement (except to the extent that the execution of any such control agreement is not required pursuant to the terms of the Loan Documents), subject only to Permitted Liens. Upon delivery of the Mortgages and the recording of the same in the applicable land records in accordance with Section 10.1.9, the Mortgages will constitute constructive notice to third parties of Agent’s junior Liens on the Mortgaged Property, subject only to Permitted Liens.

9.1.6. Accounts and Inventory. At the time of delivery of each Borrowing Base Certificate, each Account reflected therein is an Eligible Account and the Inventory reflected therein constitutes Eligible Inventory.

9.1.7. Financial Statements; Material Adverse Effect; Solvency. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Restricted Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrowers and Restricted Subsidiaries at the dates and for the periods indicated, subject, in the case of monthly and quarterly financial statements, to the absence of footnotes and year-end adjustments. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers and their Restricted Subsidiaries, (ii) no assurance can be given that such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material). Since December 31, 2008, there has been no circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect. The financial statements delivered to Agent or Lenders do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Borrowers and their Restricted Subsidiaries, taken as a whole, are Solvent.

9.1.8. Surety Obligations. No Borrower or Restricted Subsidiary is obligated as surety or indemnitor under any bond or other similar contract that assures payment or performance of any obligation of any Person, except as permitted hereunder, including Permitted Contingent Obligations.

9.1.9. Taxes. Each Borrower and Restricted Subsidiary has filed all U.S. federal and other material state and local tax returns and other similar reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or which could not reasonably be expected to have a Material Adverse Effect. The provision for Taxes on the books of each Borrower and Restricted Subsidiary is adequate in all material respects for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Borrower and Restricted Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business. Except as disclosed on Schedule 9.1.11, there is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Restricted Subsidiary or any of their Intellectual Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.1.12. Governmental and Third-Party Approvals. (a) Each Borrower and Restricted Subsidiary has all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties as its business is currently operated, except where the failure to have such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Restricted Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to procure and maintain in effect such licenses, permits or certificates or to comply with such laws could not reasonably be expected to have a Material Adverse Effect.

(b) No Governmental Approval, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Obligor of any Loan Document to which it is or is to be a party, (ii) the grant by any Obligor of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance of the Liens created under the Security Documents (other than the UK Debenture) or (iv) the exercise by Agent, any Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents (other than the UK Debenture), in each case except for the filings of financing statements under the UCC, the recordation of Mortgages, any consents required under a License, the filings of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright office (or an equivalent filing in any similar Intellectual Property registry in any other country or jurisdiction) and registration of particulars of the UK Debenture at the Companies Registration Office in England and Wales under section 395 of the Companies Act 1985 and payment of associated fees.

9.1.13. Compliance with Laws. Each Borrower and Restricted Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect; provided that Borrowers make no such representations with respect to Environmental Laws, which are exclusively covered by Section 9.1.14. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Restricted Subsidiary under any Applicable Law except where receipt of any such citation, notice or order could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Restricted Subsidiary’s past or present operations, Real Property or other Property is, to such Borrower’s or Restricted Subsidiary’s knowledge, subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. No Borrower or Restricted Subsidiary has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. No Borrower or Restricted Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Property now or to such Borrower’s or Restricted Subsidiary’s knowledge, previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15. Burdensome Contracts. No Borrower or Restricted Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Restricted Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as otherwise permitted hereunder. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations by or before any Governmental Authority or arbitral tribunal pending or, to any Borrower’s knowledge, threatened against any Borrower or Restricted Subsidiary that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower or Restricted Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.17. No Defaults. No Default or Event of Default has occurred and is continuing.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur (which ERISA Event, if it occurs after the Closing Date, could reasonably be expected to have a Material Adverse Effect); (ii) no Pension Plan has (A) any Unfunded Pension Liability (which Unfunded Pension Liability could reasonably be expected to have a Material Adverse Effect) or (B) been determined to be “at risk” within the meaning of Section 303 of ERISA; (iii) the conditions for the imposition of a lien under Section 303(k) of ERISA do not exist with respect to any Pension Plan; (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) (which liability, if it arises after the Closing Date, could reasonably be expected to have a Material Adverse Effect); (v) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA (which transaction, if it occurs after the Closing Date, could reasonably be expected to have a Material Adverse Effect).

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except to the extent that any of the events or conditions in the foregoing clauses (i) – (iii) would not, individually or in the aggregate, have a Material Adverse Effect.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Restricted Subsidiary and any customer or supplier, or any group of customers or suppliers, which termination, limitation or modification could reasonably be expected to have a Material Adverse Effect.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20 or otherwise disclosed in writing to Agent, as of the Closing Date no Borrower or Restricted Subsidiary is party to or bound by any collective bargaining agreement or management agreement, or any consulting agreement with any Affiliate. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Restricted Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, which could reasonably be expected to have a Material Adverse Effect.

9.1.21. Not a Regulated Entity. No Obligor or Restricted Subsidiary is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.22. Margin Stock. No Borrower or Restricted Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.23. Surviving Debt; Designated Senior Debt. Set forth on Schedule 9.1.23 hereto is a complete and accurate list of all Surviving Debt that is either Debt under a Hedging Agreement or Borrowed Money (other than Borrowed Money with an aggregate principal amount of less than $2,000,000), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor. The Obligations constitute “Designated Senior Debt” and “Senior Debt” (or similar terms) under, and as defined in, the Existing Senior Subordinated Notes Indenture and other Subordinated Debt and any Refinancing Debt in respect thereof.

9.2. Complete Disclosure. No financial statements, reports, certificates or other written information furnished to Agent or any Collateral Agent by or on behalf of any Obligor in connection with the negotiation of this Agreement or under any Loan Document contains any untrue statement of a material fact, or fails to disclose any material fact necessary to make the statements contained herein and therein (taken as a whole and when furnished) not misleading, in light of the circumstances under which they were made; provided that, with respect to any forecast, forward-looking statement or projection, the Obligors represent only that they acted in good faith and utilized assumptions believed by management of the Obligors to be reasonable at the time made, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that forecasts, forward-looking statements and projections as to future events are subject to significant uncertainties and contingencies which may be beyond the control of the Company and its Restricted Subsidiaries and are not to be viewed as representations with respect to future performance and no assurance is given by any of the Company or its Restricted Subsidiaries that the results forecast in any such projections will be realized and that the actual results during the period or periods covered by the forecasts, forward-looking statements or projections may differ from the projected results and that such difference may be material).

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations (excluding unasserted contingent obligations but including contingent reimbursement obligations in respect of Letters of Credit) are outstanding, the Company shall, and shall cause each Restricted Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent and/or any Collateral Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Restricted Subsidiary, inspect, audit and make extracts from any Borrower’s or Restricted Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Restricted Subsidiary’s business, financial condition, assets, prospects and results of operations; provided an officer of such Borrower or Restricted Subsidiary shall have the right to be present at any such discussion. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent, any Collateral Agent, nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent and each Collateral Agent within 30 days of demand for all charges, costs and expenses in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters (including field examinations and audits) as Agent or any Collateral Agent deems appropriate and (ii) appraisals of Inventory, in each case up to two times per Loan Year (or, if Excess Availability is less than the greater of (A) $15,000,000 and (B) 15% of the lesser of (x) the Borrowing Base and (y) the aggregate amount of Commitments at any time during a Loan Year, up to three times during such Loan Year); provided, however, that if an examination or appraisal is initiated or conducted during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s and the Collateral Agents’ then standard charges for each day that an employee of Agent or any of the Collateral Agents or their respective Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s and the Collateral Agents’ respective internal appraisal groups. This Section 10.1.1 shall not be construed to limit Agent’s or any Collateral Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities sufficient to allow financial statements to be prepared in accordance with GAAP; and furnish to Agent:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year (or within 105 days after the close of any Fiscal Year with respect to which a Form 12b-25 has been duly filed with the SEC), balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for the Company and its Restricted Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by the Company and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or within 50 days after the end of any such Fiscal Quarter with respect to which a Form 12b-25 has been duly filed with the SEC), consolidated balance sheets of the Company and its Restricted Subsidiaries as of the end of such quarter and consolidated statements of income and a consolidated statement of cash flows of the Company and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Company and its Restricted Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by a Senior Officer of the Company as having been prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments);

(c) as soon as available, and in any event within 30 days after the end of each month (but within 90 days after the last month in a Fiscal Year (or within 105 days after the last month in a Fiscal Year with respect to which a Form 12b-25 has been duly filed with the SEC) and 45 days after the last month of any Fiscal Quarter (or within 50 days after the last month of any such Fiscal Quarter with respect to which a Form 12b-25 has been duly filed with the SEC)), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Company and its Restricted Subsidiaries, setting forth in comparative form figures for the corresponding date or period from the preceding Fiscal Year and certified by a Senior Officer of the Company as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, a Compliance Certificate executed by a Senior Officer of Borrower Agent, certifying compliance with Section 10.3 (or, if a Testing Period is not then in effect, certifying the calculation of the Fixed Charge Coverage Ratio) and setting forth any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such Fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be;

(e) upon request by Agent, copies of all management letters submitted to Borrowers by their accountants in connection with such financial statements;

(f) not later than February 28 of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Excess Availability for such Fiscal Year, month by month;

(g) at Agent’s or any Collateral Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, all in form reasonably satisfactory to Agent and each Collateral Agent;

(h) promptly after the filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the SEC or any securities exchange; and copies of any press releases made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(i) at Agent’s request, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(j) such other reports and information (financial or otherwise) as Agent or any Collateral Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2(a) or (b) or Section 10.1.2(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address of www.solocup.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that the Company shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 10.1.2(d) to Agent. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Obligors hereby acknowledge that (a) Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Obligors hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Obligors or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Obligor hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Obligor shall be deemed to have authorized Agent, Collateral Agents, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Obligor or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

10.1.3. Notices. Notify Agent in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, that could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract that could reasonably be expected to have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding the Threshold Amount; (f) the assertion of any Intellectual Property Claim that could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent and each Collateral Agent with copies of all material agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Inventory may be kept or that otherwise may possess or handle any Inventory.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to so comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Restricted Subsidiary that could reasonably be expected to result in liability in excess of $1,000,000, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of such Environmental Release and shall undertake all required remedial actions in a commercially reasonable fashion, in each case in accordance with the requirements of applicable Environmental Laws, except to the extent the failure to undertake such actions could not reasonably be expected to result in a Material Adverse Effect.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent and each Collateral Agent, provided that in the event of a downgrade of an insurer, each Obligor shall have 30 days (as may be extended upon the approval by both Collateral Agents, each in its sole discretion) to replace such insurer) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Restricted Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $13,000,000, with deductibles reasonably satisfactory to Agent.

10.1.8. Licenses. Keep each material License affecting any Inventory (including the manufacture, distribution or disposition of Inventory) of Borrowers and Restricted Subsidiaries in full force and effect; promptly notify Agent and each Collateral Agent of any proposed material modification to any such License, or entry into any new material License, at least 30 days prior to its effective date; pay all Royalties when due, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; and notify Agent and each Collateral Agent of any default or breach asserted by any Person to have occurred under any License that could reasonably be expected to have a Material Adverse Effect.

10.1.9. Post-Closing Deliveries. Deliver to Agent within 60 days of the Closing Date (or such later date as may be specified by the Agent in its sole discretion), (a) evidence of the registration of particulars of the UK Debenture at the Companies Registration Office in England and Wales under section 395 of the Companies Act 1985 and (b) a Mortgage for each Mortgaged Property set forth on Schedule 1.6 and all the Related Mortgaged Property Deliveries for such Mortgaged Property.

10.2. Negative Covenants. As long as any Commitments or Obligations (excluding unasserted contingent obligations but including contingent reimbursement obligations in respect of Letters of Credit) are outstanding, each of the Borrowers shall not, and shall cause each Restricted Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) the Surviving Debt;

(c) Permitted Purchase Money Debt;

(d) Bank Product Debt;

(e) Debt that is in existence when a Person becomes a Restricted Subsidiary or that is secured by an asset when acquired by a Borrower or Restricted Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, and does not exceed $10,000,000 in the aggregate at any time;

(f) Permitted Contingent Obligations;

(g) Refinancing Debt;

(h) Debt of Foreign Subsidiaries in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(i) intercompany Debt (i) owed by a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor to another Restricted Subsidiary of the Company that is not a Subsidiary Guarantor or (ii) owed by any Obligor to another Obligor;

(j) Debt under Hedging Agreements incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Debt of the obligor thereunder outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(k) Debt incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that such Debt does not consist of Borrowed Money and is owed to the financial institutions providing such arrangements and such Debt is extinguished in accordance with customary practices with respect thereto;

(l) Debt of the Company consisting of (x) repurchase obligations with respect to Equity Interests of the Company issued to directors, consultants, managers, officers and employees of the Company and its Restricted Subsidiaries arising from the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 10.2.4 and (y) promissory notes issued by the Company to directors, consultants, managers, officers and employees (or their spouses or estates) of the Company and its Restricted Subsidiaries to purchase or redeem Equity Interests of the Company issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 10.2.4;

(m) Debt arising out of Permitted Acquisitions and consisting of obligations of the Company or any Restricted Subsidiary under provisions relating to indemnification or adjustment of purchase price with respect thereto based on changes in working capital and earn-outs based on the income generated by the assets acquired in any such Permitted Acquisition after the consummation thereof;

(n) Debt consisting of the financing of insurance premiums in the ordinary course of business with the providers of such insurance or their Affiliates;

(o) Debt under leases that exists solely as a result of the implementation of the proposed revisions to lease accounting standards by the Financial Accounting Standards Board and the International Accounting Standards Board, as described in the discussion paper “Leases: Preliminary Views” dated March 2009;

(p) unsecured Debt so long as (i) no Default or Event of Default exists before or after giving effect to the incurrence thereof, (ii) such Debt has no scheduled amortization or payment of principal prior to the six-month anniversary of the Revolver Termination Date, (iii) the covenants, defaults and Prepayment Provisions of such Debt are, taken as a whole, no more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary than this Agreement in effect as of the date hereof and (iv) after giving effect to the incurrence thereof and the application of the net proceeds therefrom, on a pro forma basis, the Fixed Charge Coverage Ratio (under and as defined in the Existing Senior Secured Notes Indenture as in effect as of the date hereof) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the incurrence thereof would have been at least 2.0 to 1.0;

(q) Debt so long as (i) no Default or Event of Default exists before or after giving effect to the incurrence thereof, (ii) such Debt has no scheduled amortization or payment of principal prior to the six-month anniversary of the Revolver Termination Date, (iii) the covenants, defaults and Prepayment Provisions of such Debt are, taken as a whole, no more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary than the Existing Senior Secured Notes Indenture as in effect as of the date of this Agreement and (iv) after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom, the Priority Lien Debt Ratio (under and as defined in the Existing Senior Secured Notes Indenture as in effect as of the date hereof) would not exceed 2.75 to 1.0;

(r) Debt secured by Liens contractually subordinated to the Liens securing the Existing Senior Secured Notes and the Liens securing the Obligations so long as (i) no Default or Event of Default exists before or after giving effect to the incurrence thereof, (ii) such Debt has no scheduled amortization or payment of principal prior to the six-month anniversary of the Revolver Termination Date, (iii) the covenants, defaults and Prepayment Provisions of such Debt are, taken as a whole, no more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary than the Existing Senior Secured Notes Indenture as in effect as of the date of this Agreement, (iv) prior to the incurrence of such Debt, the holders thereof shall have entered into intercreditor documentation described in Section 10.2.2(v) agreeing to have the same rights and obligations as Subordinated Lien Secured Parties (as defined in the Intercreditor Agreement) and (v) after giving pro forma effect to the incurrence of such Debt and the application of the net proceeds therefrom, the Subordinated Lien Debt Ratio (under and as defined in the Existing Senior Secured Notes Indenture as in effect as of the date hereof) would not exceed 3.25 to 1.0; and

(s) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $10,000,000 in the aggregate at any time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet overdue and payable by more than 30 days or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the ordinary course of business, including statutory liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, but only if payment of the obligations secured thereby is not yet overdue by more than 30 days or is being Properly Contested;

(e) Liens incurred or deposits made in the ordinary course of business pursuant to purchase agreements or to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, or arising as a result of progress payments under contracts, provided that such Liens do not attach to any ABL Collateral;

(f) Liens arising in the ordinary course of business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against any Borrower or Restricted Subsidiary, or any Property of a Borrower or Restricted Subsidiary, so long as such judgment or judicial order does not constitute an Event of Default;

(h) in respect of Real Property, (i) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of Real Property that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) with respect to any leasehold interest in Real Property not owned by any Obligor, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased Real Property encumbering such landlord’s or sublandlord’s interest in such leased Real Property, (iii) any leasehold interest in Real Property under leases permitted under clause (j) below where any Obligor is a lessor, landlord, or sublandlord and (iv) Liens disclosed in the Title Policies;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)(i) leases, licenses, subleases or sublicenses with respect to Property other than ABL Collateral granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of any Borrower or any Restricted Subsidiary or (B) secure any Debt or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any of their Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties not yet overdue and payable by more than 30 days or being Properly Contested in connection with the importation of goods in the ordinary course of business;

(l) Liens existing on Property at the time of its acquisition or existing on the Property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or Property (other than the proceeds or products thereof and accessions thereto), and in any event does not attach to any ABL Collateral, and (iii) the Debt secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 10.2.1(e);

(m) Liens arising from precautionary UCC financing statement filings (or similar filings) regarding leases entered into by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement; provided that such Liens only cover the property subject to such arrangements;

(o) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(p) pledges or deposits of cash and cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(q) Liens on securities which are subject to repurchase agreements as contemplated in the definition of “Cash Equivalents”;

(r) Liens on earnest money deposits of cash or cash equivalents made by or received by the Borrowers or their Restricted Subsidiaries in connection with any Permitted Acquisition or Permitted Asset Disposition;

(s) Liens securing (i) Debt under the Existing Senior Secured Notes and the Refinancing Debt thereof, so long as the holders of such Debt remain subject to the Intercreditor Agreement and (ii) Debt under the Existing Canadian Credit Agreement and the Refinancing Debt thereof, so long as the Liens securing such Debt do not attach any of the Collateral;

(t) existing Liens (other than Liens on any ABL Collateral) shown on Schedule 10.2.2;

(u) Liens on cash or Cash Equivalents securing Hedge Agreements set forth on Schedule 9.1.23 to the extent required by the terms of such Hedge Agreements;

(v) Liens securing Debt permitted under Section 10.2.1(q) or (r); provided that if any such Debt is secured by any of the Collateral, the holders of such Debt shall have entered into a Lien Sharing and Priority Confirmation Joinder (as defined in the Intercreditor Agreement) or other documentation reasonably satisfactory to Agent and each Collateral Agent agreeing to be bound by the Intercreditor Agreement and to have the same rights and obligations thereunder as holders of the Existing Senior Secured Notes in the case of Debt permitted under Section 10.2.1(q) or as Subordinated Lien Secured Parties (as defined in the Intercreditor Agreement) in the case of Debt permitted under Section 10.2.1(r); and

(w) other Liens (other than Liens on any ABL Collateral) securing Debt not to exceed $10,000,000.

Notwithstanding the foregoing, Permitted Liens shall not in any case include, and this Section 10.2.2 shall not permit, any consensual Lien on any Equity Interests in any Subsidiary of the Company or any securities of any of the “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act) of the Company or SCOC.

10.2.3. Conduct of Business. Engage in any material line of business substantially different than its lines of business as conducted on the Closing Date, any activities incidental thereto and any business substantially related, incidental or complementary thereto or that is a reasonable extension or expansion thereof.

10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except:

(a) Distributions made at any time if after giving effect thereto, on a pro forma basis, (i) the Fixed Charge Coverage Ratio at such time shall be at least 1.25 to 1.0 and (ii) the Average Excess Availability for the 30 day period prior to any such Distribution and the projected Average Excess Availability as determined in good faith by the Company (as certified by a Senior Officer of the Company) for the 30 day period following any such Distribution shall be at least 30% of the lesser of (A) the Borrowing Base and (B) the aggregate amount of Commitments; provided that no Default or Event of Default exists before or after giving effect to such Distributions;

(b) Upstream Payments;

(c) each Restricted Subsidiary of the Company may make Distributions to the Company and to another Restricted Subsidiary of the Company with respect to Equity Interests issued by it (and, in the case of any such Distribution by a non wholly-owned Restricted Subsidiary of the Company, to the Company (or any Restricted Subsidiary) and to each other owner of capital stock or other Equity Interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests); provided that no Subsidiary Guarantor may make any Distributions to any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor;

(d) the Company may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(e) any Foreign Subsidiary of the Company may issue Equity Interests to the extent not prohibited by Section 10.2.18; provided that in the case of any such issuance by a non wholly-owned Subsidiary of the Company, either (i) such issuance constitutes a Permitted Asset Disposition or (ii) such issuance to the Company (or any Restricted Subsidiary) is made at least on a pro rata basis based on their relative ownership interests with each other owner of capital stock or other Equity Interests of such Subsidiary;

(f) in the event that, and for each taxable year in which, Holdings or any indirect parent of the Company is treated as an association taxable as a corporation for Federal, state or local income tax purposes and the Company and its Restricted Subsidiaries are included in a consolidated or combined tax group with Holdings or such indirect parent or the Company or its Subsidiaries are treated as pass-through entities for income tax purposes, the Company may make Distributions to Holdings or such indirect parent in an amount equal to the share of the consolidated, combined or other income tax liability allocable to the Company and its Restricted Subsidiaries (after giving effect to any offsetting deductions) in accordance with applicable Treasury Regulations or, in the case of pass-through entities, computed on a stand-alone or other reasonable basis; provided that any refunds received by Holdings or such indirect parent attributable to the Company and its Restricted Subsidiaries shall promptly be paid by Holdings or indirect parent to the company;

(g) the Company or any of its Restricted Subsidiaries may purchase, redeem or otherwise acquire or retire for value and Equity Interest of the Company or any of its Restricted Subsidiaries held by any current or former director, officer, consultant or employee of the Company or any Restricted Subsidiary, or their estates or the beneficiaries of such estates, in an amount not to exceed $3,000,000 in any Fiscal Year and in an aggregate amount not to exceed $3,000,000 for Distributions in connection with the termination of certain employees; and

(h) the Company or any of its Restricted Subsidiaries may make Distributions to Holdings (i) to satisfy its payment obligations under the Vestar Management Agreement and the SCC Holding Management Agreement, in an aggregate amount not to exceed $1,600,000 plus expenses in any Fiscal Year or (ii) to pay Holdings’s actual out-of-pocket administrative and operating fees and expenses so long as Holdings has no operations and no Investments other than its ownership of Equity Interests of the Company and cash or Cash Equivalents in an aggregate amount not to exceed $1,000,000 in any calendar year.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition.

10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel and relocation expenses, commissions and similar items in the ordinary course of business; (b) prepaid expenses and extensions of trade credit made in the ordinary course of business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans permitted under Section 10.2.5; (e) loans and advances consisting of Investments permitted by clause (m) of the definition of Restricted Investments in Section 1.1; (f) loans and advances existing on the Closing Date and listed on Schedule 10.2.7; and (g) to the extent constituting a loan or advance, the deposit of cash or Cash Equivalents with a Person as a security deposit, earnest money, advance payment, pre-delivery deposit or similar payment (including payments into escrow) permitted under Section 10.2.2.

10.2.8. Restrictions on Payment of Certain Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, the Existing Senior Secured Notes, the Existing Senior Subordinated Notes, any Subordinated Debt, any Restricted Debt, or any Refinancing Debt in respect of any of the foregoing, except (a) any prepayments or redemptions thereof in connection with a refunding or refinancing thereof permitted by Section 10.2.1(g), (b) (i) in the case of any such Debt that is not subordinated to the Loans (other than any Restricted Debt or any Refinancing Debt thereof), to the extent required by any terms of mandatory prepayment and mandatory redemption thereof that are no less favorable in any material respect to Borrowers than those applicable to Borrowers under the Existing Senior Secured Notes as of the date of this Agreement or (ii) in the case of any Restricted Debt or any Refinancing Debt thereof, to the extent required by any terms of mandatory prepayment and mandatory redemption thereof that are in effect when such Debt is incurred, so long as the covenants, defaults and Prepayment Provisions of such Debt are, taken as a whole, no more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary than those applicable under this Agreement as in effect on the Closing Date (or with respect to Prepayment Provisions, than those applicable under the Existing Senior Secured Notes Indenture as in effect on the Closing Date), and (c) the prepayment by any Restricted Subsidiary of any Debt payable to a Borrower; provided that so long as no Default or Event of Default exists before or after giving effect thereto:

(i) the Borrowers may make payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or repurchase) in respect of any Debt if, after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio shall be at least 1.10 to 1.00 and the Excess Availability shall be at least 25% of the lesser of (x) the Borrowing Base and (y) the aggregate amount of Commitments; and

(ii) the Borrowers may make payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or repurchase) in respect of the Existing Senior Secured Notes or Debt permitted under Section 10.2.1(q) if any of the following conditions are satisfied: (A) after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio shall be at least 1.10 to 1.00 and the Excess Availability shall be at least 25% of the lesser of (x) the Borrowing Base and (y) the aggregate amount of Commitments; or (B) (x) in the case of the Existing Senior Secured Notes, to the extent the Existing Senior Secured Notes are required to be prepaid, redeemed, retired, defeased or acquired prior to the scheduled maturity thereof under the terms of the Existing Senior Secured Notes Indenture as in effect as of the date of this Agreement or as amended in accordance with Section 10.2.17 or (y) in the case of Debt permitted under Section 10.2.1(q), to the extent required by any terms of mandatory prepayment and mandatory redemption thereof that are in effect when such Debt is incurred, so long as the covenants, defaults and Prepayment Provisions of such Debt are, taken as a whole, no more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary than those applicable under this Agreement as in effect on the Closing Date (or with respect to Prepayment Provisions, than those applicable under the Existing Senior Secured Notes Indenture as in effect on the Closing Date); or (C) after giving effect thereto, the pro forma Excess Availability shall be at least 66% of the lesser of (x) the Borrowing Base and (y) the aggregate amount of Commitments.

10.2.9. Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Restricted Subsidiary with another wholly-owned Restricted Subsidiary or into a Borrower, (ii) the winding-up, dissolution or liquidation of any Restricted Subsidiary if substantially all assets of such Restricted Subsidiary are sold or otherwise transferred to another Restricted Subsidiary (which shall be an Obligor in the case of the winding-up, dissolution or liquidation of any Obligor), and (iii) Permitted Acquisitions and mergers, consolidations or dissolutions concurrently with, and solely for the purpose of, consummating a Permitted Acquisition (provided that the Company shall be the successor in any such transaction involving the Company, and the successor shall be an Obligor in any such transaction involving an Obligor); or (b) change its name or conduct business under any fictitious name without prior written notice to Agent; change its tax, charter or other organizational identification number without prior written notice to Agent; or change its form or state of organization without prior written notice to Agent (such notice to include an instruction to Agent to send copies thereof to Lenders).

10.2.10. Subsidiaries, Equity Interests. Form or acquire any Restricted Subsidiary after the Closing Date, except in accordance with Sections 7.1.2 and 10.2.5; or issue or permit any existing Restricted Subsidiary to issue any additional Equity Interests except director’s qualifying shares and except Equity Interests issued proportionately to the existing direct or indirect owners of such Equity Interests; provided that the Company may issue Equity Interests in an initial public offering so long as it does not result in a Change of Control.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that is materially adverse to the Lenders.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Holdings, Borrowers and Restricted Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting practices, except as required or permitted by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions contained therein apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases, subleases, licenses, sublicenses and other contracts; (d) relating to Property subject to a Permitted Asset Disposition; (e) in effect at the time such Person becomes a Restricted Subsidiary, provided that such Restrictive Agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary; (f) relating to Debt of a Foreign Subsidiary permitted under Section 10.2.1, so long as the restrictions contained therein apply only to the properties and assets of such Foreign Subsidiary or any Subsidiary of such Foreign Subsidiary; and (g) contained in any Refinancing Debt, so long as the restrictions contained therein are no more restrictive, taken as a whole, than the restrictions contained in the Debt being refinanced.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the ordinary course of business; provided that any Debt thereunder is permitted under Section 10.2.1(j).

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates disclosed on filings with SEC or are set forth on Schedule 10.2.16; (f) licenses or sublicenses of Intellectual Property in the ordinary course of business not detrimental to the business of the Company and its Restricted Subsidiaries; (g) Distributions permitted by Section 10.2.4(h); (h) transactions contemplated by the Stockholders’ Agreement and the Transition Agreement, and (i) transactions with Affiliates upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.17. Amendments to Debt. Amend, supplement or otherwise modify the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture or any other document, instrument or agreement relating to any Subordinated Debt or Restricted Debt, or any Refinancing Debt in respect of any thereof, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or Prepayment Provisions; (c) shortens the final maturity date or shortens the weighted average life to maturity; (d) without Agent’s consent, increases the interest rate or increases or adds any fees or charges; (e) modifies any covenant or default in a manner or adds any representation, covenant or default so that such terms, taken as a whole, are more onerous or restrictive in any material respect for any Borrower or Restricted Subsidiary, or are otherwise materially adverse to any Borrower, any Restricted Subsidiary or Lenders; or (f) results in the Obligations (i) not constituting “Permitted Debt”, “Designated Senior Debt” or “Senior Debt” (or similar terms) under the Existing Senior Secured Notes Indenture, the Existing Senior Subordinated Notes Indenture or any Subordinated Debt or any Refinancing Debt in respect thereof or (ii) in the case of any Subordinated Debt, otherwise not being fully benefited by the subordination provisions thereof.

10.2.18. Equity Investments of the Company. Permit the Company or any of its Restricted Subsidiaries to own directly or indirectly less than 100% of the Equity Interests of any Restricted Subsidiaries of the Company; except that (i) up to 20% of the Equity Interests in any Foreign Subsidiary may be owned by a Person other than the Company or any of its Subsidiaries, and (ii) up to 49% of the Equity Interests in a Foreign Subsidiary may be owned by a Person other than the Company or any of its Restricted Subsidiaries, provided that the aggregate amount of all Investments by the Company and its Restricted Subsidiaries in Foreign Subsidiaries described in clause (ii) shall not exceed $12,500,000 in the aggregate, outstanding at any one time.

10.2.19. Specified Subsidiaries. (a) Permit the UK Obligors to receive, directly or indirectly, whether in the form of Investment or otherwise, cash or cash equivalents from the Company or any other Subsidiary of the Company, if immediately after giving effect to such receipt and the application of such cash or cash equivalents substantially concurrently with such receipt, the aggregate amount of cash or cash equivalents of the UK Obligors shall exceed $5,000,000;

(b) Permit S Credit Corporation, an Illinois corporation, to conduct, transact or otherwise engage in any business or operations or incur any Debt or other obligations or hold or acquire any properties or assets, other than its ownership of Equity Interests of SC Management de Mexico, S. de R.L. de C.V.; or

(c) Permit Solo Cup Owings Mills Holdings, a Delaware statutory trust, to conduct, transact or otherwise engage in any business or operations or incur any Debt or other obligations or hold or acquire any properties or assets, other than to own and maintain, or to the extent permitted under Section 10.2.6, to make any Asset Disposition of, the Real Property owned by it or SCOC as of the Closing Date at 9830 and 10100 Reisterstown Road, Owing Mills, Maryland.

10.2.20. Designated Senior Debt. Designate any Debt (other than the Obligations and Debt under the Existing Senior Secured Notes) of the Company or any of the Restricted Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined in, the Existing Senior Subordinated Notes Indenture or any Subordinated Debt.

10.2.21. Other Receivables Transactions. In the case of any Borrower or any other Obligor, enter into any receivables-based financing, other than the financing contemplated by this Agreement.

10.3. Financial Covenants. As long as any Commitments or Obligations (excluding unasserted contingent obligations but including contingent reimbursement obligations in respect of Letters of Credit) are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for each period of trailing twelve months (based on the most recent monthly financial statements) ending during or immediately before any Testing Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay (i) any principal amount of any Loans or LC Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any other Obligations within 3 Business Days after becoming due;

(b) Any representation or warranty of an Obligor made or deemed made herein, in any other Loan Document, or in any certificate or document delivered in connection herewith or therewith is incorrect or misleading in any material respect when made or deemed made;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.1.2, 8.1, 8.2.4(a), 8.2.4(b), 8.2.5, 8.6.2(a)(i), 10.1.1, 10.1.2, 10.1.3, 10.1.9, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in Section 7.3, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents (other than any covenant described in clauses (a), (c) and (d) above), and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(f) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or any Affiliate thereof denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(g) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party relating to any Debt (other than the Obligations) in excess of the Threshold Amount, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(h) Any final judgment or order for the payment of money is entered against an Obligor in an amount that, net of any insurance coverage therefor as to which such insurer has been notified of such judgment or order and has not denied coverage and net of any indemnity by a third party as to which such Person has been notified of such judgment or order and has accepted liability for, and is able to make payment of, such judgment or order, exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, the Threshold Amount, and there is a period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(i) (i) An Insolvency Proceeding (other than a UK Insolvency Proceeding) is commenced by an Obligor; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; except to the extent permitted by Section 10.2.9(a), an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding; or (ii) except to the extent permitted by Section 10.2.9(a), a UK Insolvency Proceeding is commenced by or in respect of a UK Obligor; provided that this clause (ii) shall not apply to any winding up petition which is frivolous or vexatious and is discharged or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised;

(j) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability under Title IV or Section 515 of ERISA of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; in each case that, individually or in the aggregate, would or could reasonably be expected to result in a Material Adverse Effect; or

(k) A Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(i) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include, without limitation, the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, at the direction of both Collateral Agents, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations. For the avoidance of doubt, Agent’s rights and remedies under this clause (d) shall be subject to the Intercreditor Agreement.

11.3. Setoff. At any time during an Event of Default, Agent, any Issuing Bank, any Lender, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.4. Remedies Cumulative; No Waiver.

11.4.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Collateral Agents and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.4.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, any Collateral Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, any Collateral Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender appoints and designates: (i) Bank of America as Agent hereunder; (ii) Bank of America as a Collateral Agent hereunder; and (iii) GE Capital as a Collateral Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent, Collateral Agents or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent, Collateral Agents or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including the Intercreditor Agreement and any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents (including without limitation as the named secured party on behalf of the Secured Parties in control agreements, mortgages and financing statements, amendments, terminations and continuations filed pursuant to the UCC), and for all other purposes expressly stated therein; (d) manage, supervise or otherwise deal with Collateral; provided that Agent shall manage, supervise or otherwise deal with ABL Collateral at the direction of both Collateral Agents (and in the event that the Collateral Agents shall not agree on any action relating to any ABL Collateral that shall require the direction or approval of both Collateral Agents, the determination shall be made by the Collateral Agent asserting the more conservative credit judgment on behalf of the Secured Parties); and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent and Collateral Agents shall be ministerial and administrative in nature, and Agent and Collateral Agents shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Collateral Agents alone shall be authorized to determine whether to impose or release any Availability Reserve in the exercise of their Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate the Collateral Agents from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent and Collateral Agents shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent or Collateral Agents of any right shall not imply a duty on Agent’s or Collateral Agents’ part, as the case may be, to exercise such right, unless instructed to do so by the requisite number or percentage of Lenders specified in Section 15.1.1 in accordance with this Agreement.

12.1.3. Agent Professionals. Agent and Collateral Agents may perform their respective duties through agents and employees. Agent and Collateral Agents may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent and Collateral Agents shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by them with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from the requisite number or percentage of Lenders specified in Section 15.1.1 with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability. Nothing in this Section 12.1.4 shall limit the ability or right of Borrowers to replace a Lender pursuant to Section 3.8.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Upon any sale, lease, transfer or other disposition of any item of Collateral of any Obligor in accordance with Section 10.2.6 (other than Permitted Ordinary Accounts/Inventory Disposition), Agent will, at Borrowers’ expense, execute and deliver to Borrower Agent such documents as such Borrower Agent shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents; provided that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) Borrower Agent shall have delivered to Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof, together with a form of release for execution by the Agent and a certificate of Borrower Agent to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request.

12.2.2. Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent or Collateral Agents with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America, Agent nor any Collateral Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent, any Collateral Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent, Collateral Agents and any other Person preparing a Report from any Claims arising as a direct or indirect result of Agent or any Collateral Agent furnishing a Report to such Lender.

12.3. Reliance By Agent. Agent and Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by any of them to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Required Lenders, it will not take any Enforcement

Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Banks and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent and each Collateral Agent.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT) OR ACTING AS OR FOR A COLLATERAL AGENT (IN ITS CAPACITY AS A COLLATERAL AGENT). In Agent’s or any Collateral Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent or any Collateral Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent or such Collateral Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent or such Collateral Agent, as applicable, by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent and Collateral Agents shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s or the applicable Collateral Agent’s, as the case may be, gross negligence or willful misconduct. Agent and Collateral Agents do not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent and Collateral Agents do not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender and, provided no Event of Default exists at such time, reasonably acceptable to Borrower Agent; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent reasonably acceptable to Borrower Agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 15.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent, any Collateral Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders, Collateral Agents and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders, Collateral Agents or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Borrowers or Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Borrowers or Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge). This Section 12.10 shall be for the benefit of Borrowers as well as Agent.

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. Agent and each Collateral Agent in its Individual Capacity. As a Lender, each of Bank of America and GE Capital shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include each of Bank of America and GE Capital in its capacity as a Lender. Each of Bank of America, GE Capital and their respective Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America or GE Capital, as applicable, were any other bank or other financial institution, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and GE Capital and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and GE Capital and their Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent or Collateral Agent, as applicable, hereunder.

12.13. Agent Titles. Each Lender, other than Bank of America and GE Capital, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and no Lender shall in any event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 (other than Section 12.10) is an agreement solely among Lenders, Collateral Agents and Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 12.10, this Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers on the one hand and Agent and Collateral Agents on the other hand, any action that Agent or any Collateral Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

12.15. Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of July 2, 2009, among Bank of America, N.A., as agent for the ABL Secured Parties referred to therein; U.S. Bank National Association, as Noteholder Collateral Trustee; Solo Cup Company; Solo Cup Operating Company; and the other subsidiaries of Solo Cup Company named therein (the “Intercreditor Agreement”). Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (c) authorizes and instructs Agent to enter into the Intercreditor Agreement as ABL Agent on behalf of such holder of ABL Debt Obligations and (d) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender. The foregoing provisions are intended as an inducement to the holders of Indenture Priority Lien Debt Obligations, holders of any Additional Priority Lien Debt Obligations and holders of any Subordinated Lien Obligations to acquire the Indenture Notes, notes issued under the Additional Priority Lien Debt Facility and the notes under the Subordinated Lien Documents of the Issuers and such holders of such notes are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement. Capitalized terms in this Section 12.15 that are not otherwise defined herein have their meanings assigned to them in the Intercreditor Agreement.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Collateral Agents, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent, Collateral Agents, Borrowers and Lenders shall treat the Person which made any Loan, as set forth in the Register, as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3 and such assignment is entered in the Register in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent, Borrowers (except to the extent set forth in the following sentence and in Section 13.2.3) and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing and its participation is entered in the Register in accordance with Section 13.3, it being understood that such participation shall not be entered in the Register until such time as the Participant notifies Agent of its intent to claim amounts under Section 5.9.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it, but may only effect such a set-off after its participation has been entered in the Register in accordance with Section 13.3, it being understood that such participation shall not be entered in the Register until such time as the Participant notifies Agent of its intent to exercise a right of set-off. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Register. Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders (and, upon notification of a Participant pursuant to Section 13.2.3, each Participant claiming additional amounts under Section 5.9 or exercising a right of set-off), and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender (and, upon notification of a Participant pursuant to Section 13.2.1 or Section 13.2.3, each Participant exercising a right of set-off), pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Agent shall promptly record in the Register each Assignment and Acceptance delivered to it in accordance with Section 13.3.1 and each Participation upon notification thereof by a Participant (and confirmed by the Lender granting the participation, which confirmation shall not be unreasonably withheld or delayed).

SECTION 14. GUARANTY

14.1. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Loan Documents or Bank Products (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by Agent or any other Lender in enforcing any rights under this Guaranty, any other Loan Document or any Bank Product. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Lender under or in respect of the Loan Documents or Bank Products but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Obligor.

(b) Each Guarantor, and by its acceptance of this Guaranty, Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents or Bank Products, as applicable.

14.2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents or Bank Products, as applicable, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents or Bank Products, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document, any Bank Product or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents or the Bank Products, or any other amendment or waiver of or any consent to departure from any Loan Document or Bank Product including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents, the Bank Products or any other assets of any Obligor or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(f) any failure of any Lender to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made.

14.3. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance,

notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor or any of its Subsidiaries now or hereafter known by such Lender.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and the Bank Products and that the waivers set forth in Section 14.2 and this Section 14.3 are knowingly made in contemplation of such benefits.

14.4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document or Bank Product, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any Borrower, any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Full Payment of all Obligations. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Full Payment of all Obligations, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents or Bank Product, as the case may be, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations and (ii) Full Payment of all Obligations shall have occurred, the Lenders will, at such

Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

14.5. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document or Bank Product to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

14.6. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Obligor (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14.6:

(a) Prohibited Payments, Etc. Except (x) after the Obligations have been accelerated pursuant to Section 11.2 or (y) during the continuance of an Event of Default and after Agent has notified Borrower Agent that such payments are no longer permitted, each Guarantor may receive regularly scheduled payments from any other Obligor on account of the Subordinated Obligations. After the acceleration of the Obligations or the occurrence and during the continuance of any Event of Default and receipt of the notice referred to above, however, unless Agent or the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Obligor, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)), excluding unasserted contingent obligations but including contingent reimbursement obligations in respect of Letters of Credit, before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

14.7. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of all Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 13.3. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. If the Equity Interests of a Guarantor are sold, transferred or otherwise disposed of to a Person that is not an Affiliate pursuant to a transaction permitted by Section 10.2.6 that results in such Guarantor ceasing to be a Restricted Subsidiary or if a Guarantor is designated as an Unrestricted Subsidiary in accordance with the terms hereof, or upon the effectiveness of any written consent pursuant to Section 15.1.1 to the release of the Guaranty granted by such Guarantor hereby, such Guarantor shall be automatically released from its Obligations under this Agreement without further action and all Liens on the Property of such Guarantor granted under the Loan Documents shall be automatically released. In connection with such release, Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release of such Guaranty or Liens. Any execution and delivery of documents pursuant to this Section 14.7 shall be without recourse to or warranty by Agent.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent or both Collateral Agents, as applicable, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent or Collateral Agents, as the case may be;

(b) without the prior written consent of Issuing Banks, no modification shall be effective with respect to any LC Document, LC Obligations or Section 2.2;

(c) (i) without the prior written consent of a Lender to an increase of its Commitment, no modification shall be effective that would increase the Commitment of such Lender (it being understood that an increase of the maximum aggregate amount of Commitment Increases under Section 2.3.1(a) shall be effective with the prior written agreement of Required Lenders and each Obligor); and (ii) without the prior written consent of a Lender (except a Defaulting Lender as provided in Section 4.2) to a reduction of the amount of, or waiver or delay of payment of, any principal, interest or fees payable to such Lender, no modification shall be effective that would reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (provided that a waiver of a Default, Event of Default or interest at the Default Rate pursuant to Section 3.1.1(b) shall not constitute a reduction of interest for this purpose);

(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter Section 5.6.1 or 15.1.1 or the definition of “Pro Rata”, “Required Lenders” or “Supermajority Lenders”; (ii) release all or substantially all of the Collateral; or (iii) release (A) one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agent and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders or (B) any Borrower (or otherwise limit such Borrower’s liability with respect to the Obligations owing to the Agent and the Lenders hereunder) unless such release or limitation is expressly permitted hereunder;

(e) without the prior written consent of the Supermajority Lenders and both Collateral Agents, no modification shall be effective that would (i) amend the definition of Excess Availability or Borrowing Base (or the defined terms used in such definitions); or (ii) increase any advance rate;

(f) Schedule 1.1 may be modified from time to time and technical and conforming modifications to the Loan Documents may be made to the extent necessary to effectuate any Commitment Increase or Incremental Amendment pursuant to Section 2.3.1, in each case with the prior written consent of Agent, the Obligors and each Lender or Eligible Assignee participating in such Commitment Increase pursuant to documentation satisfactory to Agent without the consent of any other Lender, any Issuing Bank or any Collateral Agent;

(g) Schedules 1.2 and 8.5 may be modified from time to time with the prior written consent of Agent and the Obligors and pursuant to documentation satisfactory to Agent without the consent of any other Lender, any Issuing Bank or any Collateral Agent;

(h) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional collateral to Agent for the benefit of the Secured Parties with the prior written consent of Agent and the Obligors pursuant to documentation satisfactory to Agent without the consent of any other Lender, any Issuing Bank or any Collateral Agent; and

(j) notwithstanding anything to the contrary contained in this Section 15.1.1, if Agent and Borrower Agent shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Agent and the Borrower Agent shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

15.1.2. Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent, Collateral Agents and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

15.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding anything contained herein to the contrary, this Section 15.2 shall not apply to Taxes, which shall be governed by Section 3.7.1 and Section 5.9.

15.3. Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) subject to Section 15.3.2, if given by electronic mail, when transmitted to an electronic mail address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

15.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

15.4. Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount due from Obligors under any Loan Document or required to be paid by Obligors pursuant to any Loan Document (but only to the extent not paid when due or required to be paid after giving effect to applicable grace periods) or do any act required of a Borrower under any Loan Documents (but only to the extent that Borrowers fail to perform such act after giving effect to applicable grace periods) or otherwise lawfully requested by Agent at any time an Event of Default has occurred and is continuing to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 15.4 shall be reimbursed to Agent by Obligors, within 30 days following demand therefor, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section 15.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided; provided that any matter disclosed on a disclosure schedule shall, to the extent relevant, be deemed included on each other disclosure schedule. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

15.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Collateral Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Collateral Agents, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Collateral Agents, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Collateral Agents, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

15.12. Confidentiality. Each of Agent, Lenders and Issuing Banks agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 15.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 15.12 or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 15.12 shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

15.13. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.14. Consent to Forum.

15.14.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, NEW YORK COUNTY, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. Nothing herein shall limit the right of Agent, any Collateral Agent or any Lender to bring proceedings against any Obligor in any other court, limit the right of any Obligor to bring proceedings against Agent, any Collateral Agent, any Issuing Bank or any Lender in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by any party of any judgment or order obtained in any forum or jurisdiction.

15.15. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent, each Collateral Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Collateral Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Collateral Agents and Lenders entering into this Agreement and that Agent, Collateral Agents and Lenders are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.16. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

15.17. Process Agent. Within 90 days following the date hereof, each UK Obligor shall (a) appoint and maintain an agent reasonably satisfactory to Agent (the “Process Agent”) to receive service of process in New York City on behalf of such UK Obligor, and (b) give notice of such appointment and the acceptance thereof to Agent. Any service of process may be made by mailing or delivering a copy of such process to each such Person in care of the Process Agent at the Process Agent’s address. As an alternative method of service, each UK Obligor also irrevocably consents to the service of any and all process by the mailing of copies of such process to such Obligor in the care of the Company at its address specified in Section 15.3.1.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

SOLO CUP COMPANY, as the Company

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President and CEO
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

SOLO CUP OPERATING CORPORATION, as the Borrower

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Chief Financial Officer
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

SF HOLDINGS GROUP, INC., as an Obligor

By:	/s/ Richard Hernke
Name:	Richard Hernke
Title:	Treasurer
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

SOLO MANUFACTURING LLC, as an Obligor

By:	/s/ Richard Hernke
Name:	Richard Hernke
Title:	Treasurer
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

Solo Cup ABL Credit Agreement

P.R. SOLO CUP, INC., as an Obligor

By:	/s/ Jan Stern Reed
Name:	Jan Stern Reed
Title:	Vice President and Secretary
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

LILY-CANADA HOLDING CORPORATION, as an Obligor

By:	/s/ Jan Stern Reed
Name:	Jan Stern Reed
Title:	Vice President and Secretary
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

SOLO CUP OWINGS MILLS HOLDINGS, as an Obligor

By:	Solo Cup Operating Corporation, a Delaware corporation, as sole beneficial owner

By:	/s/ Jan Stern Reed
Name:	Jan Stern Reed
Title:	EVP – HR, General Counsel & Secretary
Address:
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attn: Director of Treasury
	Telecopy:	(847) 579-3207

Solo Cup ABL Credit Agreement

SOLO CUP (UK) LIMITED, as an Obligor

By:	/s/ Richard Hernke
Name:	Richard Hernke
Title:	Director
Address:
Tower Close, St. Peters Industrial Park Huntingdon, Cambridgeshire PE29 7BZ England
Attn: Director of Finance
	Telecopy:	44(0)1480459274

INSULPAK HOLDINGS LIMITED, as an Obligor

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	Director
Address:
Tower Close, St. Peters Industrial Park Huntingdon, Cambridgeshire PE29 7BZ England
Attn: Director of Finance
	Telecopy:	44(0)1480459274

SOLO CUP EUROPE LIMITED, as an Obligor

By:	/s/ Richard Hernke
Name:	Richard Hernke
Title:	Director
Address:
Tower Close, St. Peters Industrial Park Huntingdon, Cambridgeshire PE29 7BZ England
Attn: Director of Finance
	Telecopy:	44(0)1480459274

Solo Cup ABL Credit Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Adam Seiden
Name:	Adam Seiden
Title:	Vice President
Address:
35 Madison Avenue New York, NY 10017
Attn: Adam Seiden
	Telecopy:	(312) 453-5562

BANK OF AMERICA, N.A., as Co-Collateral Agent

By:	/s/ Adam Seiden
Name:	Adam Seiden
Title:	Vice President
Address:
35 Madison Avenue New York, NY 10017
Attn: Adam Seiden
	Telecopy:	(312) 453-5562

BANK OF AMERICA, N.A., as Issuing Bank

By:	/s/ Adam Seiden
Name:	Adam Seiden
Title:	Vice President
Address:
35 Madison Avenue New York, NY 10017
Attn: Adam Seiden
	Telecopy:	(312) 453-5562

Solo Cup ABL Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Adam Seiden
Name:	Adam Seiden
Title:	Vice President
Address:
35 Madison Avenue New York, NY 10017
Attn: Adam Seiden
	Telecopy:	(312) 453-5562

Solo Cup ABL Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION as Co-Syndication Agent

By:	/s/ Victor Verazain
Name:	Victor Verazain
Title:	Duly Authorized Signatory
Address:
299 Park Avenue, 3rd Floor New York, NY 10171
Attn: Victor Verazain
	Telecopy:	646-428-7094

GENERAL ELECTRIC CAPITAL CORPORATION as Co-Collateral Agent

By:	/s/ Victor Verazain
Name:	Victor Verazain
Title:	Duly Authorized Signatory
Address:
299 Park Avenue, 3rd Floor New York, NY 10171
Attn: Victor Verazain
	Telecopy:	646-428-7094

GENERAL ELECTRIC CAPITAL CORPORATION as Lender

By:	/s/ Victor Verazain
Name:	Victor Verazain
Title:	Duly Authorized Signatory
Address:
299 Park Avenue, 3rd Floor New York, NY 10171
Attn: Victor Verazain
	Telecopy:	646-428-7094

Solo Cup ABL Credit Agreement

WELLS FARGO FOOTHILL, LLC as Co-Syndication Agent

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	Vice President
Address:
2450 Colorado Avenue Suite 3000 West Santa Monica, CA
Attn: Rina Shinoda/Svetlana Bolotina
	Telecopy:	(866) 615-7803

WELLS FARGO FOOTHILL, LLC as Issuing Bank

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	Vice President
Address:
2450 Colorado Avenue Suite 3000 West Santa Monica, CA
Attn: Rina Shinoda/Svetlana Bolotina
	Telecopy:	(866) 615-7803

WELLS FARGO FOOTHILL, LLC as Lender

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	Vice President
Address:
2450 Colorado Avenue Suite 3000 West Santa Monica, CA
Attn: Rina Shinoda/Svetlana Bolotina
	Telecopy:	(866) 615-7803

Solo Cup ABL Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC as Lender

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory
Address:
c/o Goldman, Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07302
Attn: Andrew Caditz
	Telecopy:	212-428-1243

Solo Cup ABL Credit Agreement